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Proxy Statement

September 24, 2010
Annual Meeting of Stockholders

ConAgra Foods, Inc. One ConAgra Drive Omaha, NE 68102-5001 Phone: (402) 240-4000

August 9, 2010

Dear Fellow Stockholder:

It is my pleasure to invite you to join us for the ConAgra Foods Annual Meeting of Stockholders in Omaha, Nebraska on September 24, 2010 at 1:30 p.m., Omaha Time, at the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska 68102.

The meeting will include a report on our business, discussion and voting on the matters described in the accompanying notice of annual meeting and proxy statement, and a question-and-answer session.

We look forward to seeing you in Omaha. If you cannot be with us in person, please be sure to vote your shares by proxy. Just mark, sign and date the enclosed proxy card and return it in the postage-paid envelope. Or, vote on the Internet or by telephone according to the instructions you will find in the following pages. Your prompt response is appreciated.

Thank you for your continued investment in ConAgra Foods.

Sincerely,

Gary M. Rodkin
Chief Executive Officer & President

ConAgra Foods, Inc. One ConAgra Drive Omaha, NE 68102-5001 Phone: (402) 240-4000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Stockholders’ Meeting of ConAgra Foods, Inc. will be held on Friday, September 24, 2010, in the Witherspoon Concert Hall of the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska 68102. The meeting will begin promptly at 1:30 p.m. Omaha Time. Registration will begin at 12:30 p.m.

What matters will be voted on?

•	Election as directors of the eleven nominees identified in the attached proxy statement

•	Ratification of the appointment of our independent auditor for fiscal 2011

•	Any other business properly brought before the meeting in accordance with our bylaws

Who may vote?

Stockholders of record as of the close of business on August 2, 2010 are eligible to vote at the annual meeting and at any postponements or adjournments.

How do I vote?

You may vote by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope. You may also vote by telephone or through the Internet. See the first page of the accompanying proxy statement for more information on voting procedures.

What if I want to attend the meeting?

We encourage you to vote as soon as possible even if you plan to attend the meeting. An admission ticket or brokerage statement reflecting ownership of ConAgra Foods stock, in each case along with some form of government-issued photo identification such as a valid driver’s license or passport, will be required for admission to the annual meeting.

If you are unable to attend in person, you can hear the meeting via live audiocast at http://investor.conagrafoods.com. An archive of the webcast will be available on our website following the meeting.

Colleen Batcheler
Executive Vice President, General Counsel and
Corporate Secretary

August 9, 2010
Omaha, Nebraska

ConAgra Foods, Inc.
One ConAgra Drive
Omaha, Nebraska 68102-5001

PROXY STATEMENT

Meeting Information

We are mailing this proxy statement to our stockholders in connection with the solicitation by our Board of Directors of proxies to be used at the 2010 Annual Meeting of Stockholders of ConAgra Foods, Inc. The meeting will be held in the Witherspoon Concert Hall of the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska 68102 on Friday, September 24, 2010, and begin promptly at 1:30 p.m., Omaha Time. Distribution of this proxy statement is scheduled to begin on or about August 9, 2010.

Help Reduce Our Mailing Expenses.  You can help us reduce the cost of printing and mailing proxy statements and annual reports by opting to receive future materials electronically. To enroll, please visit the website http://enroll.icsdelivery.com/cag and follow the instructions provided. Have your proxy card in hand when accessing this website.

Important Notice Regarding the Availability of Proxy Materials

This proxy statement and our annual report to stockholders for the fiscal year ended May 30, 2010 are available electronically at: http://investor.conagrafoods.com.

Voting Information

Record Date

Stockholders of record at the close of business on August 2, 2010 will be entitled to vote at the meeting and at any postponements or adjournments. On August 2, 2010, there were 439,666,347 voting shares of our common stock issued and outstanding. Each share of common stock is entitled to one vote.

How to Vote

Your vote is very important. For this reason, the Board of Directors is requesting that you vote your shares by proxy. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Tuesday, September 21, 2010 for shares held in the ConAgra Foods Retirement Income Savings Plan and through 11:59 p.m. Eastern Time on Thursday, September 23, 2010 for all other shares.

Record Holders. If you hold shares of ConAgra Foods stock in your own name (also known as “of record” ownership), you can come to the meeting and vote your shares in person, or you can vote your shares by proxy in one of the following manners:

•	By visiting the Internet at www.proxyvote.com and following the instructions

•	By calling 1-800-690-6903 on a touch-tone telephone and following the recorded instructions

•	By signing and returning the enclosed proxy card using the enclosed postage-paid envelope

Street Name Holders. If a broker, bank or other nominee holds your stock (“street name” ownership), it will send you a voting instruction form. Follow the instructions on the form it provides to have your shares voted by proxy. If you wish to attend the meeting and vote in person, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or nominee.

Revoking a Proxy. You can revoke your proxy before your shares are voted if you (1) are the record owner of your shares and submit a written revocation to our Corporate Secretary at or before the meeting (mail to: ConAgra Foods, Inc., Attn: Corporate Secretary, One ConAgra Drive, Omaha, Nebraska 68102), (2) submit a timely later-dated proxy (or voting instruction card if you hold shares through a broker, bank or nominee), or (3) provide timely subsequent Internet or telephone voting instructions. You may also attend the meeting in person and vote in person, subject to the legal proxy requirement noted above for street name owners.

Participants in the ConAgra Foods Retirement Income Savings Plan. If you hold shares in the ConAgra Foods Retirement Income Savings Plan, your voting instruction card covers the shares credited to your plan account. The plan’s trustee must receive your voting instructions by 11:59 p.m. Eastern Time on Tuesday, September 21, 2010. If the plan trustee does not receive your instructions by that date, the trustee will vote the shares held by the ConAgra Foods Retirement Income Savings Plan in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received.

We have engaged Georgeson Shareholder Services as our proxy solicitor for the annual meeting at an estimated cost of approximately $9,500 plus disbursements. Our directors, officers and other employees may also solicit proxies in the ordinary course of their employment. ConAgra Foods will bear the cost of the solicitation, including the cost of reimbursing brokerage houses and other custodians for their expenses in sending proxy materials to you.

Quorum

To hold the meeting a quorum must be present. A majority of the shares of common stock outstanding on the record date must be present in person or by proxy at the meeting to constitute a quorum. The inspectors of election intend to treat properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved. The inspectors will also treat proxies held in “street name” by brokers where the broker indicates that it does not have authority to vote on one or more of the proposals coming before the meeting (“broker non-votes”) as “present” for purposes of determining whether a quorum has been achieved.

Vote Requirements and Manner of Voting Proxies

Each stockholder is entitled to one vote for each share of common stock on all matters presented at the meeting. If a quorum is present:

•	We will hold an election of directors. Each outstanding share is entitled to cast one vote for each director position. A director will be elected if he or she receives the affirmative vote of a majority of the votes cast in the election. An incumbent director nominee who does not receive the affirmative vote of a majority of the votes cast in the election is required to tender his or her resignation to the Board, and the resignation will be accepted or rejected by the Board as more fully described in the “Corporate Governance” section of this proxy statement. Abstentions and broker non-votes are not treated as votes cast and therefore will not affect the outcome of the election of directors.

Important Note on the Election of Directors: The New York Stock Exchange (“NYSE”) recently changed its rules on broker voting (for shares held in street name). Your broker, bank or other nominee can no longer vote your shares unless you provide it with voting instructions. If you hold ConAgra Foods shares in street name and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted in the election of directors. Your vote is important to us, so please return your voting instruction card.

•	We will vote on ratification of the appointment of the independent auditor. The appointment of the independent auditor for fiscal 2011 will be ratified if approved by a majority of the shares present and entitled to vote on the matter. Abstentions will be counted; they will have the same effect as a vote against the matter. Broker non-votes will be disregarded.

The shares represented by all valid proxies received by Internet, by telephone or by mail and not properly revoked will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted “For” each proposal. If any matter not described above is properly presented at the meeting, the proxy gives authority to the persons named on the proxy card to vote as recommended by the Board of Directors on such other matters.

Attendance at the Meeting

Only stockholders of record as of the close of business on August 2, 2010 and their guests will be able to attend the meeting. Admission will be by ticket or confirming bank/brokerage statement only, and those attending the meeting must bring some form of government-issued photo identification.

•	If your ConAgra Foods shares are registered in your name and you received your proxy materials by mail, your admission ticket is the top half of your proxy card.

•	If your ConAgra Foods shares are registered in your name and you received your proxy materials electronically, your admission ticket is a print-out of the e-mail that links you to the materials.

•	If your ConAgra Foods shares are held in a bank or brokerage account, bring a recent bank or brokerage statement to the meeting showing that you owned ConAgra Foods common stock on August 2, 2010.

Multiple Stockholders Sharing an Address

We are allowed to deliver a single annual report and proxy statement to a household at which two or more stockholders reside when we believe those stockholders are members of the same family. Accordingly, unless you elected to participate in electronic delivery of proxy materials, we will deliver to you only one copy of our annual report and proxy statement until we receive instructions that you prefer multiple mailings. You will continue to receive individual proxy cards for each registered account. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. If you receive a single set of proxy materials but prefer to receive separate copies for each registered account in your household, please contact our agent, Broadridge, at: 1-800-542-1061, or in writing at: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Broadridge will remove you from the householding program within 30 days after it receives your request, following which you will begin receiving an individual copy of the material. You can also contact Broadridge at the phone number or address above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Voting Securities of Directors, Officers and Greater Than 5% Owners

The table below shows the shares of ConAgra Foods common stock beneficially owned as of August 2, 2010 by: (1) owners of more than 5% of our outstanding common stock, (2) our current directors, (3) our “named executive officers” for purposes of this proxy statement, and (4) all current directors and executive officers as a group. A person has beneficial ownership of shares if he or she has or shares voting or investment power over the shares, or the right to acquire that power within 60 days of August 2, 2010.

Our directors and executive officers are committed to owning stock in ConAgra Foods. Both groups have stock ownership requirements that preclude them from selling any ConAgra Foods stock in the market until they have enough shares to meet and maintain their stock ownership guidelines pre- and post-sale.

•	All non-employee directors other than the Chairman are expected to acquire and hold at least 15,000 shares of ConAgra Foods common stock during their tenure.

•	The Chairman is expected to acquire and hold at least 50,000 shares of ConAgra Foods common stock during his tenure.

•	Each executive officer has a Board-established stock ownership guideline stated as a multiple of the individual’s salary.

More information on our stock ownership guidelines can be found on pages 6 and 32.

To better show the financial stake of our directors and executive officers in the company, we have included a “Share Units” column in the table. This column, which is not required under the rules of the Securities and Exchange Commission (the “SEC”), shows deferred shares owned by non-employee directors through the ConAgra Foods, Inc. Directors’ Deferred Compensation Plan and deferred shares owned by executive officers through the ConAgra Foods, Inc. Voluntary Deferred Compensation Plan. Although these shares will ultimately be settled in shares of common stock, they currently have no voting rights, nor will they be settled within 60 days of August 2, 2010.

	Number of Shares
	Owned		Right to		Percent
Name	(3)		Acquire		of Class	Share Units

BlackRock, Inc. (1)	29,182,637		—		6.6%	NA
40 East 52nd Street New York, NY 10022
State Street Corporation (2) State Street Financial Center One Lincoln Street Boston, MA 02111	23,002,115		—		5.2%	NA
Directors and Named Executive Officers:
Mogens C. Bay	36,100	(5)	87,000	(6)	*	—
Stephen G. Butler	19,800	(5)	69,000	(6)	*	10,230
Steven F. Goldstone	14,600		391,818	(6)	*	3,850
Joie A. Gregor	—		21,000	(6)	*	4,330
Rajive Johri	—		21,750	(6)	*	4,502
W.G. Jurgensen	35,600		78,000	(6)	*	26,886
Richard H. Lenny	4,050		20,250	(6)	*	—
Ruth Ann Marshall	4,350		33,000	(6)	*	10,552
Gary M. Rodkin	535,812		3,980,000	(6)	1.0%	175,411
Andrew J. Schindler	1,800		33,000	(6)	*	4,999
Kenneth E. Stinson	47,600		87,000	(6)	*	—
Colleen R. Batcheler	16,258		152,000	(7)	*	—
John F. Gehring	118,300	(5)	404,883	(7)	*	—
Andre J. Hawaux	129,494	(5)	516,000	(7)	*	9,826
Peter M. Perez (4)	111,744		190,000	(7)	*	—
Robert F. Sharpe, Jr.	182,732	(5)	998,000	(7)	*	—
All Directors and Current Executive Officers as a Group (17 people) (4)	1,220,676		7,219,229	(7)	2.0%	250,904

*	Represents less than 1% of common stock outstanding.

1.	Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2010, which Schedule specifies that BlackRock, Inc. has sole voting and dispositive power with respect to all of these shares.

2.	Based on a Schedule 13G filed by State Street Corporation and various subsidiaries with the SEC on February 12, 2010, which Schedule specifies that State Street Corporation has shared voting power with respect to 23,002,115 of these shares, shared dispositive power with respect to all of these shares and sole voting and dispositive power with respect to none of these shares.

3.	For executive officers and directors, reflects shares that have been acquired through one or more of the following: (a) open market purchases, (b) vesting or exercise of share-based awards, and (c) crediting to defined contribution plan accounts.

4.	Mr. Perez ceased to be an executive officer on October 30, 2009 and resigned prior to the fiscal year-end. His shares are not included in the “All Directors and Current Executive Officers as a Group” calculation.

5.	For Mr. Bay, includes 36,100 shares as to which he shares voting and investment power with his spouse. For Mr. Butler, includes 6,000 shares held in a trust for the benefit of his spouse, who resides with him. For Mr. Gehring, includes 2,500 shares as to which he shares voting and investment power with his spouse. For Mr. Hawaux, includes 550 shares held by his spouse, who resides with him. For Mr. Sharpe, includes 12,000 shares held in trust.

6.	Reflects shares that the individual has the right to acquire within 60 days of August 2, 2010 through the exercise of stock options.

7.	Reflects shares that the individual has the right to acquire within 60 days of August 2, 2010 through the exercise or vesting of the following: Ms. Batcheler, 152,000 options; Mr. Gehring, 404,883 options; Mr. Hawaux, 516,000 options; Mr. Perez, 190,000 options; Mr. Sharpe, 998,000 options; and executive officers not individually named in this table, 320,900 options and 5,628 restricted stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and persons who own more than 10% of a registered class of our equity securities file with the SEC reports of ownership and changes in beneficial ownership of our common stock. Directors, executive officers and greater than 10% owners are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of these reports furnished to us or written representations that no other reports were required, we believe that during fiscal 2010, all required reports were filed on a timely basis.

Corporate Governance

ConAgra Foods’ business is managed under the direction of our Board of Directors, which currently has 11 members. The Board of Directors is committed to performing its responsibilities in a manner consistent with sound governance practices. In recent months, there has been significant publicity surrounding the recently enacted financial reform legislation known as the “Dodd-Frank Wall Street Reform and Consumer Protection Act.” Many of the corporate governance practices that the legislation seeks to promote have already been adopted by the ConAgra Foods Board. Whether mandated to do so by legislation or not, the ConAgra Foods Board will continue to review and refine its governance practices to ensure its processes support informed, competent and independent oversight on behalf of stockholders. Some key practices currently in place include the following:

Annual Elections for Directors. To promote greater accountability to stockholders, all of our directors stand for election annually.

Majority Voting in Director Elections. In uncontested elections, each director nominee must receive the affirmative vote of a majority of the votes cast at the meeting for that director. If an incumbent nominee is not elected, he or she is required to promptly tender his or her resignation to the Board of Directors. The Board will act on the tendered resignation and publicly disclose its decision within 90 days after the certification of the election results.

Separate Chairman and Chief Executive Officer. Our Chairman of the Board is an independent, non-employee director. See “Board Leadership Structure” below for more information.

Stock Ownership Guidelines for Directors and Senior Leadership. Directors and senior leaders across the company are subject to stock ownership guidelines. All non-employee directors other than the Chairman of the Board are expected to acquire and hold at least 15,000 shares of ConAgra Foods common stock during their tenure. The Chairman of the Board is expected to acquire and hold at least 50,000 shares of ConAgra Foods common stock during his or her tenure. All must acquire these within five years following election to the Board, or September 25, 2014, whichever is later. Senior leaders across the company are subject to stock ownership guidelines that are set as a multiple of the leader’s salary. For our Chief Executive Officer, Gary Rodkin, that level is six times his salary. See page 33 for a summary of the current stock holdings of our named executive officers compared to their individual ownership requirements.

No “Poison Pill” Rights Plan. We have not had a “poison pill” stockholder rights plan since 2004, when it was terminated by our Board of Directors.

Commitment to Sustainable Business Practices. In 2009, we published our inaugural Corporate Responsibility Report, which addressed issues such as our performance in minimizing our impact on the environment, our commitment to food safety and quality, employee relations matters, our corporate giving focus and a wide range of other important topics related to the sustainability of our business practices. The company expects to publish an updated Corporate Responsibility Report in September 2010, which will be available on our website.

Board Leadership Structure

Our Board of Directors believes that independent Board leadership is a critical component of our governance structure. Our Corporate Governance Principles require us to have either an independent Chairman of the Board or a lead independent director if the positions of Chairman and CEO are held by the same person. Since 2005, our Chairman and CEO roles have been separate, and the Board continues to believe that this structure is appropriate at this time. By separating the roles of the Chairman and CEO, our CEO can focus his time and energy on setting the strategic direction for the company, overseeing daily operations, engaging with external constituents, developing our future leaders, and promoting employee engagement at all levels of the organization. Meanwhile, our independent Chairman leads the Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content, engaging with the CEO and senior leadership team between Board meetings on business developments, and providing overall guidance to our CEO as to the Board’s views and perspectives, particularly on the strategic direction of the company.

If the positions of Chairman and CEO are held by the same person in the future, our Corporate Governance Principles provide that the Board will select a lead director from the among the independent directors.

Board’s Role in Risk Oversight

Our senior leadership is responsible for identifying, assessing and managing the company’s exposure to risk. A component of this work is performed through a management Risk Oversight Committee, chaired by our Senior Vice President and Treasurer. However, our Board of Directors and its committees play an active role in overseeing management’s activities. The Board and its committees perform this oversight through the following mechanisms:

Board Presentations Address Risk. Each fiscal year, a full Board meeting is set aside for a discussion of our strategic plan and the risks and opportunities facing the company. At other times of the year, our Board receives reports from each significant business unit and function. These presentations include a discussion of the business, regulatory, operational and other risks associated with planned strategies and tactics, as well as succession planning matters. The Board is also responsible for appointing the membership of management’s Risk Oversight Committee.

Audit Committee Oversight. Our Audit Committee provides oversight for management’s handling of the company’s financial risks. For example, its Charter requires the Committee to review our processes for assessing and controlling derivative and treasury risk. The Audit Committee also oversees our management of financial risk through, among other things, reviewing our significant accounting policies and the activities of management’s Risk Oversight Committee, maintaining direct oversight of our Internal Audit function, holding regular executive sessions with our independent auditors, our CFO and Controller, and our head of Internal Audit, and receiving regular legal and regulatory updates. The Chair of the Audit Committee reports on the Committee’s activities to the full Board.

Human Resources Committee Oversight. The Human Resources Committee reviews the company’s leadership development activities to ensure appropriate succession planning is occurring, and also reviews the relationship between the company’s compensation programs and risk. The Chair of the Human Resources Committee reports on the Committee’s activities to the full Board.

Nominating and Governance Committee Oversight. The Nominating and Governance Committee assists the Board in managing risks associated with Board organization, membership and structure. It also assists management in the oversight of reputational risks for the company. The Chair of the Nominating and Governance Committee reports on the Committee’s activities to the full Board.

Board Meetings and Attendance

The Board of Directors meets on a regularly scheduled basis and holds an executive session without management present at every regularly scheduled meeting. The Chairman of the Board presides at all meetings, including executive sessions. During fiscal 2010, the Board met eight times (five regular meetings and three special meetings) and acted by unanimous written consent once. Each Board member’s goal is to attend every meeting scheduled. However, from time to time a Board member becomes unable to attend a scheduled Board or committee meeting due to unforeseen or extraordinary circumstances, or scheduling conflicts when special meetings are called on short notice. In this instance, the company provides the director with the agenda and a copy of the materials to be presented at the meeting. The company requests input from the absent director for the benefit of the other directors, shares that input with the rest of the Board, and provides an update to the absent director on decisions taken by the Board following the meeting. All members attended at least 75% of the total number of Board and committee meetings that required their attendance in fiscal 2010, except Mr. Jurgensen who attended slightly less than that percentage. Mr. Jurgensen attended substantially all Board meetings during fiscal 2010 but was unable to attend certain committee meetings due to unavoidable conflicts. The high number of special meetings called on short notice contributed to this aggregate percentage and Mr. Jurgensen missed satisfying the attendance threshold by only two meetings. Mr. Jurgensen has been a director since 2002 and he has attended all Board and committee meetings held during fiscal 2011 that required his attendance. As described above, updates on matters covered at meetings missed during fiscal 2010 were provided to Mr. Jurgensen.

Our Board members are encouraged to attend the annual stockholders’ meeting. All nominees who were serving at the time of the 2009 annual meeting of stockholders attended the meeting.

Director Independence

The Board of Directors is composed of a substantial majority of independent directors. The Board has established independence standards for company directors that are listed in the Corporate Governance Principles available on our website at http://investor.conagrafoods.com through the “Corporate Governance” link.

The Board has determined that directors Bay, Butler, Goldstone, Gregor, Johri, Jurgensen, Lenny, Marshall, Schindler and Stinson have no material relationship with ConAgra Foods and are independent within the meaning of our independence standards. These individuals, in the groups identified in the discussion below, are the only members of our Audit Committee, Nominating and Governance Committee, and Human Resources Committee. In making these independence determinations, the Board applied the NYSE listing standards and the categorical independence standards contained in the Corporate Governance Principles. The Board considers even immaterial relationships in its decision-making process, to ensure a complete view of each director’s independence. This year, the Board considered that Mr. Bay is the Chief Executive Officer of Valmont Industries, Inc. One of our subsidiaries was a customer for immaterial levels of environmental engineering services from an affiliate of Valmont Industries, Inc. on an arms-length basis and in the ordinary course of business during fiscal 2010. Applying the NYSE listing standards and the Corporate Governance Principles, the Board determined that there are no transactions, relationships or arrangements that would impair the independence or judgment of any of the directors deemed independent by the Board.

In addition to satisfying our independence standards, each member of the Audit Committee must satisfy an additional SEC independence requirement that provides that the member may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than his or her director’s compensation and may not be an “affiliated person” of ConAgra Foods. Each member of the Audit Committee satisfies this additional independence requirement.

Corporate Governance Materials Available on Our Website

To learn more about our governance practices, you can review any of the following listed documents at http://investor.conagrafoods.com through the “Corporate Governance” link:

•	Corporate Governance Principles

•	Corporate Responsibility Report

•	Code of Conduct, our commitment to our longstanding standards for ethical business practices

•	Code of Ethics for Senior Corporate Officers

•	Audit Committee Charter

•	Nominating and Governance Committee Charter

•	Human Resources Committee Charter

•	Procedures for bringing concerns or complaints to the attention of the Audit Committee

From time to time these documents are updated, and we promptly post amended documents to our website. The documents are also available in print to any stockholder who requests them from the Corporate Secretary. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.

Interested parties may communicate with our Board of Directors or the Chairman by writing to: ConAgra Foods Board of Directors c/o Corporate Secretary, ConAgra Foods, Inc., Box 2000, One ConAgra Drive, Omaha, Nebraska 68102. Communications will be compiled by the Corporate Secretary and forwarded to the Board or individual director addressee on at least a bi-weekly basis. The Corporate Secretary will routinely filter communications that are solicitations, consumer complaints, unrelated to ConAgra Foods or ConAgra Foods’ business or reasonably determined to pose a possible security risk to the addressee.

Board Committees

Currently, our Board of Directors has four standing committees: Audit Committee, Executive Committee, Human Resources Committee and Nominating and Governance Committee.

The Executive Committee met once during fiscal 2010. The committee generally has the authority to act on behalf of the Board of Directors between meetings. Its membership consists of Directors Butler, Goldstone, Rodkin and Stinson. Mr. Goldstone chairs the committee.

Nominating and Governance Committee	•	Identifies qualified candidates for membership on the Board
Three meetings in fiscal 2010	•	Proposes to the Board a slate of directors for election by the stockholders at each annual meeting

	•	Proposes to the Board candidates to fill vacancies on the Board
Mogens C. Bay, Chair
Rajive Johri W.G. Jurgensen	•	Considers and makes recommendations to the Board concerning the size and functions of the Board and the various Board committees
Ruth Ann Marshall
Andrew Schindler	•	Considers and makes recommendations to the Board concerning corporate governance policies

	•	Assesses the independence of Board members

	•	Advises management on internal and external factors and relationships affecting our image and reputation

Director Nomination Process. The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. The Committee may also retain a third-party executive search firm to identify candidates from time to time. A stockholder who wishes to recommend a prospective nominee for Board membership should notify our Corporate Secretary in writing at least 120 days before the annual stockholders’ meeting and include whatever supporting material the stockholder considers appropriate. The Nominating and Governance Committee will also consider nominations by a stockholder according to the provisions of our bylaws relating to stockholder nominations as described under “Proposals for 2011 Annual Meeting” at the end of this proxy statement.

The Nominating and Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate once a prospective nominee has come to its attention. This initial determination is based on any information provided to the Committee and on additional information available to or obtained by the Committee. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines that additional consideration is warranted, it may request a third-party search firm or other third parties to gather additional information about the prospective nominee. The Committee may also elect to interview a prospective candidate, in person or by telephone. The evaluation process for nominees recommended by stockholders does not differ.

The Nominating and Governance Committee evaluates each prospective nominee against the standards and qualifications set out in the Corporate Governance Principles, including, but not limited to: (1) background, including demonstrated high standards of ethics and integrity, the ability to have sufficient time to effectively carry out the duties of a director, and the ability to represent all stockholders and not a particular interest group; (2) Board skill needs, taking into account the experience of current Board members, the candidate’s ability to work toward business goals with other Board members, and the candidate’s qualifications as independent and qualifications to serve on various committees of the Board; (3) diversity, including the extent to which the candidate reflects the composition of our stockholders and other constituencies; and (4) business experience, which should reflect a broad experience at the policy-making level in business, government or education. Additionally, as part of this evaluation and to further our commitment to diversity, the Nominating and Governance Committee assesses whether the nominees, as a group, collectively represent a diversity of views, backgrounds, and experiences that will enhance the Board’s and our company’s effectiveness.

After completing its evaluation process, the Committee makes a recommendation to the full Board as to the persons who should be nominated, and the Board determines the nominees after considering the Committee’s recommendations.

Human Resources Committee Seven meetings in fiscal 2010	•	Reviews, evaluates and approves compensation plans and programs for the company’s directors, executive officers and significant employees

Steven Goldstone Joie A. Gregor Ruth Ann Marshall Kenneth E. Stinson, Chair	•	Annually reviews and approves corporate goals and objectives relevant to CEO compensation and evaluates the CEO’s performance in light of these goals and objectives
	•	Reviews directly or with the full Board, succession plans for all senior positions

	•	Reviews and discusses with the full Board whether the company’s compensation programs for employees generally are designed in a manner that creates incentives for employees to take inappropriate or excessive risk

	•	Has sole authority to retain and terminate any consultant or outside advisor, including the sole authority to approve any such consultant’s or advisor’s fees and other terms of engagement

The Human Resources Committee has retained authority over the consideration and determination of executive and director compensation, subject only to the further involvement of the Chairman and the other independent directors with respect to the approval of the overall compensation for non-employee directors and of the compensation level of the Chief Executive Officer. Additional information on the role of executive officers and the Committee’s compensation consultant can be found in the “Compensation Discussion & Analysis” later in this proxy statement.

Compensation Committee Interlocks and Insider Participation. The individuals listed in the table above served on our Human Resources Committee during fiscal 2010. During fiscal 2010, none of the current or former executive officers of ConAgra Foods served on the compensation committee (or equivalent), or the Board of Directors, of another entity whose executive officer(s) served on the Human Resources Committee or Board of Directors of ConAgra Foods.

Audit Committee Twelve meetings in fiscal 2010	•	Oversees the integrity of the company’s financial statements and reviews annual and quarterly SEC filings and earnings releases

Stephen G. Butler, Chair Rajive Johri W.G. Jurgensen Richard H. Lenny Andrew J. Schindler	•	Receives reports on matters including critical accounting policies of the company, significant changes in the company’s selection or application of accounting principles and the company’s internal control processes
	•	Has sole authority to retain the independent auditor and reviews the qualifications, independence and performance of the independent auditor and internal audit department

	•	Pre-approves audit and non-audit services performed by the independent auditor

	•	Reviews the company’s compliance with legal and regulatory requirements

Audit Committee Financial Expert. The Board has determined that all five members of the Audit Committee (each of whom is independent) are qualified as audit committee financial experts within the meaning of SEC regulations.

Related Party Transactions. The Audit Committee has adopted a written policy regarding the review, approval or ratification of related party transactions. Under the policy, all related party transactions must be pre-approved by the Audit Committee unless circumstances make pre-approval impracticable. In the latter case, management is allowed to enter into the transaction, but the transaction remains subject to ratification by the Committee at its next regular in-person meeting. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is fair and reasonable to the company and the extent of the related party’s interest in the transaction. No director is permitted to participate in any approval of a related party transaction for which he or she is involved. On at least an annual basis, the Committee reviews and assesses ongoing related party transactions to determine whether the relationships remain appropriate. All related party transactions are disclosed to the full Board of Directors.

Audit Committee Report

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements of the company, (2) the qualifications, independence and performance of the company’s independent auditor and internal audit department, and (3) compliance by the company with legal and regulatory requirements. The Audit Committee acts under a written charter, adopted by the Board of Directors, a copy of which is available on our website.

ConAgra Foods’ management is responsible for the company’s financial reporting process and internal controls. The independent auditor is responsible for performing an independent audit of the company’s consolidated financial statements, issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and assessing the effectiveness of the company’s internal control over financial reporting. The Audit Committee oversees the company’s financial reporting process and internal controls on behalf of the Board of Directors.

The Audit Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the company’s annual audited financial statements, quarterly financial statements, and other filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including: (1) critical accounting policies of the company; (2) material written communications between the independent auditor and management; (3) the independent auditor’s internal quality-control procedures; (4) significant changes in the company’s selection or application of accounting principles; and (5) the effect of regulatory and accounting initiatives on the financial statements of the company. The Audit Committee also has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting and other advisors to assist the Audit Committee in its functions.

During the last fiscal year, the Audit Committee met and held discussions with representatives of ConAgra Foods management, its internal audit staff, and KPMG LLP, independent auditor. Representatives of financial management, the internal audit staff, and the independent auditor have unrestricted access to the Audit Committee and periodically meet privately with the Audit Committee. The Audit Committee reviewed and discussed with ConAgra Foods’ management and KPMG the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2010.

The Audit Committee also discussed with the independent auditor the matters required to be discussed by the auditor with the Audit Committee under the Statement on Auditing Standards No. 61, as amended (relating to communication with audit committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also reviewed and discussed with KPMG its independence and, as part of that review, received the written disclosures required by applicable professional and regulatory standards relating to KPMG’s independence from ConAgra Foods, including those of the Public Company Accounting Oversight Board pertaining to the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether the provision of non-audit services provided by KPMG to the company during fiscal 2010 was compatible with the auditor’s independence.

Based on these reviews and discussions, and the report of the independent auditor, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2010 for filing with the Securities and Exchange Commission.

ConAgra Foods, Inc. Audit Committee

Stephen G. Butler, Chair
Rajive Johri
W.G. Jurgensen
Richard H. Lenny
Andrew J. Schindler

Non-Employee Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, the Human Resources Committee receives input from its independent compensation consultant. It also considers the time commitment and skill level required to serve on our Board. For fiscal 2010, non-employee directors other than the Chairman of the Board were entitled to receive the following:

•	An annual cash retainer of $50,000 (based on service from the 2009 annual stockholders’ meeting to the 2010 annual stockholders’ meeting). The Chair of each committee other than the Executive Committee was entitled to an additional annual cash retainer of $25,000.

•	Meeting fees of $1,500 for each Board meeting attended and each committee meeting attended at which attendance was required.

•	An annual grant of 3,000 shares of ConAgra Foods common stock and options to acquire 15,000 shares of ConAgra Foods common stock (in each case, based on service from the 2009 annual stockholders’ meeting to the 2010 annual stockholders’ meeting), which was granted at the time of the 2009 annual stockholders meeting (September 25, 2009). All options have an exercise price equal to the closing market price of our common stock on the date of grant, a ten-year term and are vested six months after the date of grant.

Non-employee directors other than the Chairman who serve less than the full 12-month period between stockholders’ meetings are entitled to receive a pro-rated retainer, pro-rated stock award and pro-rated option award, in each case, based on actual months of service. All non-employee directors other than the Chairman of the Board are expected to acquire and hold at least 15,000 shares of our common stock during their tenure. All must acquire their applicable number of shares within five years following first election to the Board, or September 25, 2014, whichever is later.

In lieu of the elements described above, the Chairman’s pay for service from the 2009 annual stockholders’ meeting to the 2010 annual stockholders’ meeting was 10,000 unrestricted shares of our common stock and non-statutory options to acquire 82,456 shares of our common stock. The equity awards were calculated in a manner to deliver a total opportunity to the Chairman of approximately $500,000 and the number of options granted was based on the Black-Scholes value of the options on the date of grant consistent with our accounting expense methodology. The options have an exercise price equal to the closing market price of our common stock on the date of grant (September 25, 2009), a ten-year term and vested six months from the date of grant. The Chairman is expected to acquire and hold at least 50,000 shares of our common stock during his tenure, and to acquire such shares by September 25, 2014.

In addition to the cash payments and equity awards described above, all non-employee directors were entitled to participate in the following programs:

•	A medical plan, with the cost of the premium borne entirely by the director;

•	A matching gifts program, under which ConAgra Foods matches up to $10,000 of a director’s charitable donations per calendar year;

•	A non-qualified deferred compensation plan, through which non-employee directors can defer receipt of their cash or stock compensation. This program does not provide above-market earnings (as defined by SEC rules); and

•	For directors elected to the Board prior to 2003, the Directors’ Charitable Award Program (which was discontinued in 2003). Participating directors nominate one or more tax-exempt organizations to which ConAgra Foods will contribute an aggregate of $1 million in four equal annual installments upon the death of the director. ConAgra Foods maintains insurance on the lives of participating directors to fund the program.

The table below sets forth the compensation elements described above that were paid to the non-employee directors of the company for fiscal 2010:

Director Compensation Table — Fiscal 2010

	Fees Earned	Stock	Option	All Other
	or Paid	Awards	Awards	Compensation	Total
Name	in Cash($)	($)(1)	($)(1)	($)(2)	($)

Mogens C. Bay	91,500	64,410	51,900	—	207,810
Stephen G. Butler	106,500	64,410	51,900	—	222,810
Steven F. Goldstone	—	214,700	285,298	1,000	500,998
Joie A. Gregor	72,500	64,410	51,900	7,350	196,160
Rajive Johri	80,000	64,410	51,900	—	196,310
W.G. Jurgensen	77,000	64,410	51,900	—	193,310
Richard H. Lenny	77,000	64,410	51,900	5,000	198,310
Ruth Ann Marshall	74,000	64,410	51,900	9,500	199,810
Andrew J. Schindler	81,500	64,410	51,900	—	197,810
Kenneth E. Stinson	99,000	64,410	51,900	—	215,310

1.	These columns reflect the grant date fair value (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation— Stock Compensation (“FASB ASC Topic 718”)) of the stock and option awards made to each non-employee director. The grant date fair values of the option awards were estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions: an expected life of the options of 7.82 years, an expected volatility of 22.04%, a risk-free interest rate of 3.18% and a dividend yield of 3.95%.

At fiscal year-end, the aggregate number of outstanding unexercised option awards held by each non-employee director was as set forth below (all stock awards granted were fully vested at fiscal year-end):

	Outstanding		Outstanding
	Stock Options Held		Stock Options Held
Name	at FYE (#)	Name	at FYE (#)

Mogens C. Bay	96,000	W.G. Jurgensen	78,000
Stephen G. Butler	69,000	Richard H. Lenny	20,250
Steven F. Goldstone	391,818	Ruth Ann Marshall	33,000
Joie A. Gregor	21,000	Andrew J. Schindler	33,000
Rajive Johri	21,750	Kenneth E. Stinson	96,000

2.	The amount reported reflects the amount paid to a designated charitable organization on the director’s behalf under the matching gifts program described above.

Proposal #1: Election of Directors

Our Board of Directors is currently comprised of eleven members. The following individuals were recommended by the Nominating and Governance Committee and nominated by the Board of Directors to stand for election at the meeting and to serve until their term expires at the next annual meeting of stockholders. Each is a current member of the Board whose term of office expires at the meeting. In case any nominee becomes unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.

MOGENS C. BAY – Director since December 12, 1996

Mr. Bay (61 years of age) has served as Chairman of the Board and Chief Executive Officer of Valmont Industries, Inc. (products for water management and infrastructure) since January 1997. He is also a director of Peter Kiewit Sons’, Inc. In deciding to nominate Mr. Bay to the Board, the Board considered Mr. Bay’s service as Chief Executive Officer of Valmont for over 17 years and Chairman and Chief Executive Officer of Valmont for over 13 years; his extensive experience in management, global operations and manufacturing and his significant expertise in U.S. and international business operations.

STEPHEN G. BUTLER – Director since May 16, 2003

Mr. Butler (62 years of age) served as the Chairman and Chief Executive Officer of KPMG LLP (national public accounting firm) from 1996 to June 2002. He is a director of Cooper Industries, Ltd. and Ford Motor Company. In deciding to nominate Mr. Butler to the Board, the Board considered Mr. Butler’s expertise in accounting and finance and knowledge of a wide range of U.S. and international business practices based on a 34-year career with KPMG. He also has significant experience in operations, marketing and human resources through serving as managing partner of several KPMG offices and ultimately serving as Chairman and CEO of KPMG-USA, and provides valuable insights to the consumer markets based on his directorships at Ford Motor Company and Cooper Industries, Ltd.

STEVEN F. GOLDSTONE – Director since December 11, 2003

Mr. Goldstone (64 years of age) has served as non-executive Chairman of the ConAgra Foods Board since October 1, 2005. He has been a manager of Silver Spring Group (private investment firm) since 2000. From 1999 to 2000, Mr. Goldstone served as Chairman of Nabisco Group Holdings (food company). Mr. Goldstone is a director of Merck & Co., Inc. and Greenhill & Co., Inc. Mr. Goldstone also served as a director of Trane Inc. from 2002 until 2008. In deciding to nominate Mr. Goldstone, the Board considered his extensive management, operational and financial expertise, as well as his track record of achievement and sound judgment as demonstrated by his tenure as Chairman and CEO of RJR Nabisco, Inc. (consumer product company). Further, his experience on the Boards of other public companies provides him with broad experience on strategic and governance issues facing public companies.

JOIE A. GREGOR – Director since February 6, 2009

Ms. Gregor (60 years of age) served as assistant to the President for presidential personnel under President George W. Bush. Previously, Ms. Gregor served as Vice Chairman of Heidrick & Struggles International, Inc. (executive search firm) from 2002 until 2007. From 1993 until 2002 she served in a number of senior leadership roles with that firm, including President, North America, managing partner of the firm’s Global Board of Directors Practice and managing partner of the New York office. In deciding to nominate Ms. Gregor, the Board considered her significant experience in the assessment and recruitment of corporate executives and senior officials as well as her extensive management and leadership experience.

RAJIVE JOHRI – Director since January 1, 2009

Mr. Johri (60 years of age) served as President and Director of First National Bank of Omaha (FNBO), from 2006 until 2009. From September 2005 to June 2006, he served as President of First National Credit Cards Center for FNBO. Prior to that, he served as an Executive Vice President for J.P. Morgan Chase Bank from 1999 until 2004. Mr. Johri served as a director of Charter Communications, Inc. from 2006 until 2009. In deciding to nominate Mr. Johri, the Board considered his significant experience in finance, accounting and banking as well as his substantial international and domestic business and management experience. The Board also considered his proven business skills in having led the turnaround of the credit card business of FNBO and the transformation of that bank into a high-performing organization.

W.G. JURGENSEN – Director since August 2, 2002

Mr. Jurgensen (59 years of age) served as Chief Executive Officer and a director of Nationwide Financial Insurance Services, Inc. (insurance) from 2000 to 2009. He also served as Chief Executive Officer and a director of several other companies within the Nationwide enterprise, which is comprised of Nationwide Financial, Nationwide Mutual, Nationwide Mutual Fire and all of their respective subsidiaries and affiliates. Mr. Jurgensen is a director of The Scotts Miracle-Gro Company. In deciding to nominate Mr. Jurgensen, the Board considered his extensive experience in strategic development and risk assessment for the Nationwide companies as well as his considerable management, operational, accounting and financial expertise.

RICHARD H. LENNY – Director since March 17, 2009

Mr. Lenny (58 years of age) served as Chairman, President and Chief Executive Officer of The Hershey Company (manufacturer of confectionery and snack products), from 2001 through 2007. Prior to joining Hershey, Mr. Lenny was group vice president of Kraft Foods and President, Nabisco Biscuit and Snacks, following Kraft’s acquisition of Nabisco in 2000. He joined Nabisco in 1998 from the Pillsbury Company where he was president of Pillsbury, North America. Mr. Lenny is a director of McDonald’s Corporation and Discover Financial Services. Mr. Lenny also served as a director of The Hershey Company from 2001 until 2007 and Sunoco, Inc. from 2002 until 2006. In deciding to nominate Mr. Lenny to the Board, the Board considered Mr. Lenny’s experience as a chief executive officer for a global retail food company that is a major consumer brand. His skills include knowledge of strategy and business development, finance, marketing and consumer insights, supply chain management and distribution, sustainability and other social responsibility matters.

RUTH ANN MARSHALL – Director since May 23, 2007

Ms. Marshall (56 years of age) was President of the Americas, MasterCard International (payments industry) from October 1999 until her retirement in June 2006. She is a director of Global Payments Inc. and Pella Corporation. Ms. Marshall also served as a director of Trane Inc. from 2003 until 2008. In deciding to nominate Ms. Marshall to the Board, the Board considered Ms. Marshall’s broad marketing, account management, customer service and product development experience as well as significant domestic and international experience in growing business at MasterCard domestically and internationally.

GARY M. RODKIN – Director since October 1, 2005

Mr. Rodkin (58 years of age) has been our President and Chief Executive Officer since October 1, 2005. Previously, he was Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America (consumer products and manufacturing) from February 2003 to June 2005. He also served as President and Chief Executive Officer of PepsiCo Beverages and Foods North America in 2002, and President and Chief Executive Officer of Pepsi-Cola North America from 1999 to 2002. Mr. Rodkin is a director of Avon Products, Inc., the Grocery Manufacturers of America and Boys Town. In deciding to nominate Mr. Rodkin to the Board, the Board considered Mr. Rodkin’s career building leading consumer brands and contributions to key marketing, financial and operations expertise to the Company as well as his broad-based business expertise and corporate leadership skills.

ANDREW J. SCHINDLER – Director since May 23, 2007

Mr. Schindler (66 years of age) served R. J. Reynolds Tobacco Holdings, Inc. (tobacco products) as Chairman and Chief Executive Officer from 1999 to 2004 and Reynolds American, Inc. (tobacco products) as Chairman from July 2004 until his retirement in December 2005. Mr. Schindler achieved the rank of captain in the U.S. Army, where he held command and staff positions in the United States and in Vietnam. He is a director of Krispy Kreme Doughnuts Inc. and Hanesbrands, Inc. Mr. Schindler also served as a director of ArvinMeritor, Inc. from 2004 until 2008, Reynolds American Inc. from 2004 until 2005 and Pike Electric Corporation from 2006 until 2007. In deciding to nominate Mr. Schindler, the Board considered Mr. Schindler’s strong leadership, risk-management, marketing, operations, strategic-change, and personnel-development skills.

KENNETH E. STINSON – Director since December 12, 1996

Mr. Stinson (67 years of age) is Chairman of the Board of Peter Kiewit Sons’, Inc. (construction and mining). He served as Chief Executive Officer of Peter Kiewit Sons’, Inc. from 1998 until 2004. Mr. Stinson is a director of Kiewit Investment Fund LLLP, Valmont Industries, Inc. and McCarthy Group, L.L.C. In deciding to nominate Mr. Stinson to the Board, the Board considered Mr. Stinson’s sound management, operations and leadership experience as well as his experience on the boards of other public companies, which provides him with broad experience on governance issues facing public companies.

The Board of Directors recommends a vote “FOR” each of the listed nominees.

Proposal #2: Ratification of the Appointment of Independent Auditor

The Audit Committee has appointed the firm of KPMG LLP, an independent registered public accounting firm, as our independent auditors for fiscal 2011 to conduct the audit of our financial statements. KPMG LLP has conducted the audits of our financial statements since fiscal 2006. The Audit Committee and the Board of Directors request that the stockholders ratify this appointment.

Representatives from KPMG are expected to be present at the annual meeting. The representatives will have the opportunity to make a statement and will be available to respond to appropriate questions. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Even if the appointed auditor is ratified, the Audit Committee may appoint a different independent auditor at any time during fiscal 2011 if, in its discretion, it determines that such a change would be in the company’s and its stockholders’ best interests.

Fees billed to us by KPMG for services provided for fiscal years 2010 and 2009 were as follows:

	Fiscal 2010	Fiscal 2009

Audit Fees	$5,605,000	$5,842,700
Audit-Related Fees	20,000	7,000
Tax Fees	—	—
All Other Fees	5,000	5,250

Total Fees	$5,630,000	$5,854,950

Audit Fees consist of the audits of our fiscal years 2010 and 2009 annual financial statements and the review of our quarterly financial statements during fiscal years 2010 and 2009.

Audit-Related Fees in fiscal years 2010 and 2009 consisted of other attestation services.

All Other Fees in fiscal years 2010 and 2009 related to a license for accounting research software.

The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit Committee will periodically grant general pre-approval of categories of audit and non-audit services. Any other services must be specifically approved by the Audit Committee, and any proposed services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. In periods between Audit Committee meetings, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve additional services, and his pre-approvals are then communicated to the full Audit Committee at its next meeting.

The Audit Committee approved 100% of the services performed by KPMG relating to audit fees, audit-related fees and all other fees during fiscal years 2010 and 2009.

The Board of Directors recommends a vote “FOR” Proposal #2.

Executive Compensation

The following Compensation Discussion & Analysis, or CD&A, describes how, for fiscal 2010, the Human Resources Committee and Board of Directors designed the executive compensation program and set individual pay for the executive officers named in the compensation tables beginning on page 34. We refer to the Human Resources Committee as the Committee throughout the CD&A. Fiscal 2010 began June 1, 2009 and ended May 30, 2010.

Compensation Discussion & Analysis

The primary focus of the ConAgra Foods executive compensation program is to encourage and reward behavior that promotes attainment of our annual and long-term business goals. Those goals are set by management, under the oversight of the Board of Directors, and are designed to promote sustainable growth in stockholder value. As stockholders themselves, our leaders are keenly focused on achieving these goals. The executive compensation programs for fiscal 2010, and the three-year period beginning with fiscal 2010, align with this approach.

Executive Summary

On May 30, 2010, we concluded a successful fiscal 2010, during which the company exceeded its earnings forecast and continued to build an organization capable of delivering sustainable, profitable growth for its stockholders. This executive summary reviews not only the economic environment existing at the start of the fiscal year, which informed the Committee’s decisions regarding compensation opportunities for our senior leaders, but also the accomplishments during the year that impacted the actual compensation earned by that group.

In June 2009, which was the start of our fiscal 2010, we faced challenges, but remained optimistic about our business’ potential. The overall economic downturn was creating difficult business conditions. Consumers were looking for value in grocery stores, and eating out less. This was particularly troublesome for our Commercial Foods business, whose key customers are within the hard-hit foodservice industry. However, as a company, we were gaining momentum, particularly within our Consumer Foods business. That business was generating significant cost savings through supply chain efficiencies, which was creating the fuel for reinvestment in our brands. In addition, by combining innovation and value, and placing a strong focus on sales execution and marketing, the business was keeping pace with changing consumer needs and wants. Consumer Foods began fiscal 2010 having recently grown both share across a variety of key categories, and year-over-year operating profit.

We were also starting fiscal 2010 focused on a well defined set of long-term, strategic priorities developed through an analysis of where we have a “right to win,” because of our own skills and strengths, and an understanding of the potential for the categories in which our products compete. We had announced to investors the following product categories as areas of strategic focus:

Strategic Product Category:	Key Brands and Businesses:

Convenient meals	Healthy Choice, Marie Callender’s, Banquet and Chef Boyardee
Potatoes	Lamb Weston and Alexia
Snacks	Orville Redenbacher’s, Slim Jim, DAVID and private label snack bars
Meal Enhancers	Hunt’s, Ro*Tel, Manwich and Rosarita
Specialty Portfolio	Reddi-Wip, PAM, Egg Beaters, Hebrew National and ConAgra Mills

As we began fiscal 2010, therefore, our priorities were clear. In the near term, we needed to build on the momentum within our Consumer Foods business, and use it to more than offset the challenges that the Commercial Foods segment was expected to face in light of a sluggish and slow-recovering foodservice sector. Also, our Chief Executive Officer, Gary Rodkin, challenged the organization to place an intense focus on increasing operating cash flows. We announced fiscal 2010 performance expectations of diluted earnings per share from continuing operations in the range of $1.63 to $1.66 per share, excluding items impacting comparability.

From a longer-term perspective, we were focused on growing our company in a manner aligned with our strategic product categories; we use the categories to inform our investment decisions — regarding time, money and expertise. We also reiterated the following long-term financial goals:

•	Annual sales growth of 3% to 4% per year over the long-term;

•	Annual earnings per share, or EPS, growth (after adjusting for items impacting comparability) of 8% to 10% per year over the long-term;

•	Strong operating cash flows to fund investments; and

•	Return on invested capital, or ROIC, after adjusting for items impacting comparability, approaching 13% to 14% over the long term.

Our short- and long-term goals were incorporated into the fiscal 2010 incentive programs approved by the Committee:

Incentive Program		Performance Measures for Fiscal 2010

• Fiscal 2010 ConAgra Foods, Inc. profit before tax at a level approximately correlated to diluted EPS of $1.64
Short-Term	Management Incentive Plan	• The ability to reduce awards based on the quality of the profit delivery, management’s success in achieving operating cash flow improvements, and individual performance

	Stock Options	• Stock price appreciation

Long-Term	Performance Share Program	• Three-year goals for growth in earnings before interest and taxes (EBIT) and return on average invested capital (ROAIC)

Fiscal 2010 Accomplishments

In light of the significant economic challenges facing the industry and broader economy, fiscal 2010 was a successful year for ConAgra Foods. We captured the momentum that began in the second half of fiscal 2009 and over-delivered on our original profit forecast. There were a number of accomplishments during the year. Highlights include the following:

•	We raised our EPS guidance after the start of the year, and then delivered diluted EPS of $1.74, on a comparable basis (GAAP results of $1.67 per share), which is almost 15% growth on a comparable basis;

•	We achieved very strong operating cash flow of $1.4 billion;

•	We delivered more than $300 million of cost savings from our Consumer Foods supply chain, an over-delivery versus our plan;

•	We kept a tight focus on core overhead costs;

•	We delivered year-over-year unit and dollar market share growth in our Consumer Foods segment, with innovation, strong marketing and selling excellence all playing key roles;

•	We invested in a new, state-of-the-art sweet potato production facility in Delhi, Louisiana, creating jobs and a growth opportunity for our Lamb Weston business;

•	We announced a new, multi-year share buyback program of $500 million and increased our dividend; and

•	We significantly increased our level of employee engagement, as measured by surveys conducted by third-parties, as we continued to invest in developing our people.

The Committee recognized these accomplishments in authorizing the payouts under our fiscal 2008 to 2010 long-term incentive plan and fiscal 2010 management incentive plan discussed later in this CD&A. As fiscal 2011 begins, our leadership is optimistic about our company’s potential to continue to deliver value for our stockholders.

What are the Objectives of ConAgra Foods’ Compensation Program?

Our executive compensation program is designed to encourage and reward behavior that promotes sustainable growth in stockholder value. The Committee believes that for the overall program to do so, it must accomplish four objectives:

•	Reward performance and align with stockholders, to inspire and reward behavior that promotes sustainable growth in stockholder value without creating unnecessary or excessive risks to the company.

•	Remain reasonably competitive within comparable industry markets to aid talent attraction and retention, because the achievement of our strategic plans requires us to attract and retain talented leaders who have the skills, vision and experience to lead our company.

•	Create internal pay equity, recognizing that individual pay will reflect differences in performance, responsibilities and market considerations, but that programs should be sufficiently similar to promote decisions that better the company as a whole.

•	Promote and reward long-term commitment, and longevity of career with ConAgra Foods.

The Committee believes that designing the compensation program with multiple objectives in mind mitigates the risk that employees will take unnecessary and excessive risks that threaten the long-term health and viability of the company. With the assistance of management (human resources, legal and financial personnel), and the Committee’s independent compensation consultant, over the past several months the Committee undertook a comprehensive risk review of our compensation programs for employees generally to confirm its view. As a result of this review, we have concluded that our employees are not incented to take actions that may conflict with our long-term best interests. For example, our programs:

•	focus employees on both short- and long-term financial goals;

•	consider a mix of financial and non-financial goals to assess performance so as to not over-emphasize any one metric;

•	employ a greater portion of fixed pay (i.e., salaries) at less senior levels of the organization; even our most senior leaders other than the CEO receive at least 20% of pay in the form of salary;

•	cap maximum incentive opportunities;

•	require stock ownership for approximately 200 of our most senior employees; and

•	are overseen by the Committee and Board who have a range of processes and controls in place to enable diligent and prudent decision-making.

In sum, we believe our compensation policies and practices are balanced and do not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the company. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long term.

How is the Executive Compensation Program Designed and Approved?

The Committee considers a variety of factors when designing the compensation program and setting pay, including:

•	company and individual performance, and its expectations for these factors;

•	external and internal pay comparisons;

•	an individual’s pay history;

•	the general business environment in which compensation decisions are being made;

•	the level of risk-taking the program rewards;

•	practices and developments in compensation design; and

•	the potential complexity of a program, preferring programs that are easily administered and transparent to stockholders.

The Committee relies on the expertise of an independent compensation consultant, which it engages directly, to assist it in obtaining and reviewing information relevant to compensation decisions. After a thorough interviewing process during which the Committee evaluated several compensation consulting firms, in February 2010, Frederic W. Cook & Co., Inc. was engaged as the Committee’s consultant.

The independence and performance of the consultant are of the utmost importance to the Committee. As a result, the Committee maintains a policy that prevents management from directly engaging the consultant for significant projects without the prior approval of the Committee Chair. The Committee previously used the services of Towers Watson, formerly Towers Perrin, to provide advice and recommendations on executive and director compensation. Towers Perrin had been the Committee’s consultant for over seven years. In December 2009, Towers Perrin merged with Watson Wyatt, which management had engaged from time to time for various purposes. While the Committee was confident in the independence of Towers Perrin, the Committee believed it was prudent to change its consultant to maintain independence for future engagements. Given the focused scope of Frederic W. Cook & Co., Inc.’s services, no management-generated fees are expected with this firm. Also, the Committee reviews the types of services provided by the consultant and all fees paid for those services on a regular basis, and conducts a formal evaluation of the consultant annually. For fiscal 2010, neither Frederic W. Cook & Co., Inc. nor Towers Watson provided additional services to the company or its affiliates in an amount in excess of $120,000.

As a result of the change in the Committee’s consultant during fiscal 2010, the Committee has undertaken a general review of its compensation policies, practices and programs. No significant changes were made for fiscal 2010 policies, practices and programs as a result of the consultant change. Where this review has resulted in material program changes for fiscal 2011, we have described those changes.

As mentioned above, the Committee considers external comparisons when setting pay. The Committee does not set our named executive officers’ total compensation at any specific percentile of an external peer group’s compensation levels. Rather, the Committee uses external data as a market check on its compensation decisions. Specifically, the Committee reviews general industry data, a customized survey of data from companies in the food and consumer products industry, and a survey of a “peer group” of consumer product companies. The Committee’s consultant provides the Committee with this market information and assists the Committee in understanding the competitive market for the company’s executive positions. The data is one of a number of analytical tools and reference points used by the Committee, as noted above. The data is not, by itself, material to the Committee’s determination of an executive officer’s total pay.

The composition of the “peer group” is reviewed annually. The Committee’s consultant assists the Committee by compiling a list of consumer product companies (with an emphasis on food and beverage companies) with revenues comparable to ConAgra Foods and with whom we compete for talent. The Committee works with the consultant to ensure that the peer group is large enough to withstand unanticipated changes in the included companies’ structure or compensation programs. Shortly before the start of fiscal

2010, with the assistance of Towers Watson, the Committee approved the following peer group composition for fiscal 2010:

Campbell Soup Company	The Hershey Company	McCormick & Company, Inc.
Clorox Company	H.J. Heinz Company	Molson Coors Brewing Company
The Coca-Cola Company	Hormel Foods Corporation	PepsiCo, Inc.
Colgate-Palmolive Company	Kellogg Company	Sara Lee Corporation
Dean Foods Company	Kimberly-Clark Corporation
General Mills, Inc.	Kraft Foods Inc.

The Committee prefers consistency in the peer group year-to-year to the extent reasonable. With the exception of companies removed because they are no longer independent public companies, there were no changes in the peer group composition from fiscal 2009 to fiscal 2010, and the Committee approved this same peer group for use again in fiscal 2011. The median revenue of the peer group listed above is similar to ours; overall, the companies fall within a range of approximately one-quarter to 3.7 times our annual revenue. We use regression analysis to adjust the compensation data for differences in company revenues.

Considering the extent to which the company performs against expectations is also a critical component of the pay process. We discuss the link between company financial performance and our incentive compensation plans later in this CD&A. Mr. Rodkin is included in discussions of the Committee upon the request of the Committee for specific topics for which his input would be helpful or appropriate to the Committee’s discussions. For example, when requested by the Committee, Mr. Rodkin contributes to compensation decisions by providing the Committee with his views on the appropriate company goals to use in incentive plans. At the end of an incentive plan’s performance period, he is also asked to contribute by offering the Committee his views of the company’s actual performance. In fiscal 2010, the Committee used his input when determining the extent of discretion to apply to the annual incentive plan’s funding level (see page 27).

With respect to individual performance, which also informs compensation decisions, the Committee relies on regular performance evaluations, focused on matters such as the outcome of strategic projects or initiatives, whether organizational goals are met, and the leadership behaviors exhibited by an executive. The full Board participates in a formal evaluation of Mr. Rodkin’s performance each year. As a part of this process, Mr. Rodkin provides the Board with a self-assessment. For the other named executive officers, none of whom reports directly to the Board, Mr. Rodkin shares his assessment of their performance during the year in leading their respective business functions and units. As part of this assessment, Mr. Rodkin provides his view on the level of salary and incentive compensation that the Committee should consider awarding to the individuals. Neither Mr. Rodkin nor any other individual named executive officer plays a direct role in his or her own compensation determination.

The remainder of this CD&A focuses primarily on fiscal 2010 compensation decisions, but also addresses certain significant changes to programs and pay levels for fiscal 2011 in the various sections. Our senior Human Resources and Legal officers and our compensation and benefits department work closely with the Committee to implement and administer the approved programs and support the Committee in communications with its consultant.

What Were the Key Elements of the Fiscal 2010 Compensation Program?

The fiscal 2010 pay packages for our named executive officers consisted of salary, short and long-term incentive opportunities and other benefits discussed below.

The Committee does not automatically set any of the components of pay at a percentile of our peer group or external market. Instead, it determines the amount and mix of salary and incentive compensation (that is, targeted short-term incentive levels as a percentage of salary, option grants and targeted performance shares), based primarily on a review of the following:

•	the executive’s position within the company;

•	individual experience, pay history and performance;

•	internal pay equity; and

•	overall reasonableness versus the market as informed by the Committee’s consultant.

The Committee believes that using a mix of compensation types (for example, salary, cash incentives, and equity) and performance periods (for example, one-year and three-year periods) promotes behavior consistent with our long-term strategic plan and minimizes the likelihood of executives having significant motivation to pursue risky and unsustainable results.

By design, targeted incentive compensation for the named executive officers for fiscal 2010 was a significant percentage — more than 75% of total compensation. This is shown in the charts below. The Committee’s general policy is to provide the greatest percentage of the incentive opportunity in the form of long-term compensation payable in shares of our common stock. The Committee believes the emphasis on stock-based compensation is the best method of aligning management interests with those of our stockholders.

FY10 Named Executive Officer Compensation Mix (At Target)	FY10 CEO Compensation Mix (At Target)

Incentive compensation: 79%	Incentive compensation: 87%

For fiscal 2010, consistent with previous years and based on the factors described above, Mr. Rodkin’s annual incentive opportunity (which we refer to and discuss below as the Management Incentive Plan or MIP) and long-term incentives (comprised of performance shares and an option award) were larger than the comparable opportunities for the other named executive officers. The Committee took into account Mr. Rodkin’s leadership, value to the company and accountability for the performance of the entire organization. The Committee also reviewed market data related to Mr. Rodkin’s compensation, as a whole and for each component, and found them reasonable versus the peer group. The Committee believes that within the company, Mr. Rodkin should have the highest ratio of incentive pay to salary and largest aggregate compensation opportunity.

With respect to the other named executive officers, for fiscal 2010, the Committee reviewed each person’s scope of responsibility, skills and experience, individual performance, the strategic plan for each person’s position, the long-term potential of the individual in the position, retention factors, and relevant market data. The Committee also considered internal pay equity. This analysis resulted in some differences in the incentive opportunities awarded under the MIP and performance share plan for these executives, and differences in option grant sizes based on the individual factors reviewed. However, the total compensation opportunity for each of these named executive officers reflects a similar mix of incentive pay and salary.

Below is a more detailed analysis of each element of the fiscal 2010 compensation program for our named executive officers, including the impact of promotions or separations from the company. On September 21, 2009, Ms. Colleen R. Batcheler was promoted from Senior Vice President, General Counsel and Corporate Secretary, to Executive Vice President, General Counsel and Corporate Secretary, reporting directly to Mr. Rodkin. On October 30, 2009, Mr. Peter M. Perez, the former Executive Vice President, Human Resources, of the company ceased to be an executive officer of the company. On December 31, 2009, Mr. Perez’ employment with the company terminated and the company entered into a Transition and Severance Agreement with Mr. Perez, which is discussed beginning on page 53 and which we refer to as the “Severance Agreement”. Mr. Robert F. Sharpe, Jr. assumed Human Resources responsibilities in connection with Mr. Perez’ departure; his title changed to Executive Vice President, Chief Administrative Officer, and President, Commercial Foods.

1. Salaries. The Committee determines salary by analyzing a position’s strategic importance to the company, recruitment and retention pressures, the executive’s contribution to the company and the market data supplied by its consultant. For Messrs. Rodkin and Sharpe, their employment agreements also inform salary decisions. Mr. Rodkin’s employment agreement provides for an annual salary of $1,000,000, which has not increased since he joined the company in 2005. Mr. Sharpe’s employment agreement provides for an annual salary of $675,000, which has increased once since joining the company in 2005 due to an increase in responsibilities.

Excluding the impact of promotions, no executive officer received a salary increase for fiscal 2010. Annual salary increases for senior officers across the company were frozen given the broader economic environment in the summer of 2009. This salary freeze enabled the company to fund pay increases for employees below senior leadership levels.

As noted above, on September 21, 2009, Ms. Colleen R. Batcheler was promoted from Senior Vice President, General Counsel and Corporate Secretary, to Executive Vice President, General Counsel and Corporate Secretary, reporting directly to Mr. Rodkin. In connection with her promotion, her salary was increased from $375,000 to $415,000.

On July 25, 2010, the Committee approved an increase in base salary for Mr. John F. Gehring, our Chief Financial Officer, from $450,000 to $500,000 per year, in recognition of Mr. Gehring’s performance and development in his role as Chief Financial Officer. Since assuming the role in January 2009, he has also taken on the additional responsibility of leading investor relations.

2. Incentive Programs. Consistent with its overall compensation objectives, the Committee aligned management compensation with company performance through a mix of annual and long-term incentive programs for fiscal 2010. Financial targets disclosed in this section are done so in the limited context of these incentive plans and they are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Short-Term Incentive Plan. The fiscal 2010 MIP provided a cash incentive opportunity to about 2,000 employees, including the named executive officers. For each of the named executive officers, the fiscal 2010 MIP opportunity was based on:

•	our fiscal 2010 performance against pre-established financial goals for company-wide profit before tax, or PBT;

•	the method in which the company delivered its PBT performance, including management’s success in achieving operating cash flow improvements during the year; and

•	each participant’s performance against his or her individual objectives.

Below is a discussion of how each of these considerations was applied to the fiscal 2010 awards earned by the named executive officers.

First Consideration: Were Pre-Established Performance Goals Met? At the start of fiscal 2010, the Committee authorized minimum, target and maximum PBT goals for the named executive officers under the MIP, and correlated senior management incentive opportunities with those levels of PBT. The Committee has discretion to exclude items impacting comparability from company-wide PBT goals according to the terms of the plan. The PBT goals for the fiscal 2010 MIP applicable to the named executive officers were:

Minimum PBT for Fiscal 2010 MIP:	$1,064 million

Target PBT for Fiscal 2010 MIP:	$1,120 million

Maximum PBT for Fiscal 2010 MIP:	$1,232 million

The Committee established the minimum at a level that would preclude payments if our PBT performance did not at least match that of fiscal 2009. The target was established to align with our original guidance to stockholders of diluted EPS from continuing operations of approaching $1.63 to $1.66, excluding items impacting comparability. To achieve a maximum payout under the plan, the company would have needed to achieve more than 16% diluted EPS growth versus fiscal 2009.

The following table shows the ranges of authorized payments for the named executive officers for the PBT goals approved for the fiscal 2010 MIP. The Committee authorized a range of payout options at each level of PBT to maximize its flexibility in determining awards, while still preserving the tax deductibility of awards. The named executive officers were aware that absent extraordinary performance, the Committee authorized these ranges with the intent of making payouts that were adjusted downward toward the low-end of each range. As a result, the Committee believes that no incentive is guaranteed, each named executive officer’s targeted MIP opportunity is a reference to the low-end of the range identified in column (2) of the following table, and each executive officer’s maximum MIP opportunity is a reference to the high-end of the range identified in column (3) of the following table.

Authorized MIP Payout Range With Achievement of:

	Column (1)	Column (2)	Column (3)
	At Least Threshold	At Least Target PBT	At Least Maximum PBT
	PBT Performance, But	Performance, But Less	Performance
	Less Than Target	Than
	PBT Performance	Maximum PBT Performance
	PBT Range: $1,064	PBT Range: $1,120
	million to	million to	PBT Range: At or
	$1,119 million	$1,231 million	above $1,232 million

Gary M. Rodkin (a)	$0 to $2 million (0% to 200% of salary)	$2 million to $4 million (200% to 400% of salary)	Up to $4 million (No more than 400% of salary)

John F. Gehring	$0 to $450,000 (0% to 100% of salary)	$450,000 to $900,000 (100% to 200% of salary)	Up to $1.350 million (No more than 300% of salary)

Colleen R. Batcheler (b)	$0 to $262,500 (0% to 70% of salary)	$310,615 to $525,000 (80% to 140% of salary)	Up to $787,500 (No more than 210% of salary)

Andre J. Hawaux	$0 to $600,000 (0% to 100% of salary)	$600,000 to $1.2 million (100% to 200% of salary)	Up to $1.8 million (No more than 300% of salary)

Robert F. Sharpe, Jr. (c)	$0 to $675,000 (0% to 100% of salary)	$675,000 to $1.35 million (100% to 200% of salary)	Up to $2.025 million (No more than 300% of salary)

Former Executive Officer

Peter M. Perez (d)	$0 to $344,000 (0% to 80% of salary)	$344,000 to $688,000 (80% to 160% of salary)	Up to $1.032 million (No more than 240% of salary)

(a)	Mr. Rodkin’s employment agreement leaves his MIP opportunity uncapped, but he agreed to a 200% of target cap (400% of base salary) for fiscal 2010. His agreement does not contain a guaranteed MIP payment.

(b)	When the fiscal 2010 MIP was approved in July 2009, Ms. Batcheler’s target opportunity was 70% of her base salary. In connection with her promotion in September 2009, the Committee increased her salary (discussed above) and increased her target MIP opportunity to 80% of base salary. The Committee authorized a prorated MIP opportunity for Ms. Batcheler for fiscal 2010 taking the higher target and base salary into account. However, at each PBT level the Committee kept her maximum award opportunity equal to the maximum award authorized in July 2009. The table reflects the combination of these approvals.

(c)	Mr. Sharpe’s employment agreement provides for a target MIP opportunity of not less than 100% of salary. No payout is guaranteed.

(d)	Mr. Perez’ employment with the company terminated on December 31, 2009. He remained eligible for a MIP award pursuant to the terms and conditions of the Severance Agreement.

The fiscal 2010 MIP defined PBT as the company’s income tax expense plus its net income from continuing operations before cumulative effect of changes in accounting. To incent management to make decisions that have positive long-term impacts, even at the expense of shorter term results, and to prevent one-time gains and losses from having too great an impact on plan payouts, the terms of the plan allowed PBT to be adjusted for specific items that occurred during the year. For fiscal 2010, the Committee approved adjustments to eliminate the impacts of asset sales, favorable changes in legal reserves, restructuring events approved during the fiscal year, asset impairments, benefits from insurance recoveries received but not yet realized, and unusual expenses associated with a tax-incentive project that will benefit future year results.

The company achieved fiscal 2010 PBT of $1,226.6 million for plan purposes, which was above target performance but below maximum. Payouts up to the high-end of the levels indicated in column (2) of the above table were permitted.

Second Consideration: How was the Business Plan Delivered? Once the PBT review was complete, the Committee considered the manner in which management executed the operating plan during the year. The fiscal 2010 MIP gave the Committee discretion to reduce payouts based on this assessment.

Mr. Rodkin provided his views to the Committee during this process. Mr. Rodkin shared his views with the Committee about the quality of the fiscal year profit delivery, including the accomplishments listed on pages 20 and 21. He emphasized the operating cash flow results, which were very strong. These results stemmed from solid earnings and an intense focus from management on working capital improvement throughout the year. However, he also noted the challenges experienced by the business, particularly in growing revenue during the year, and his views that negative discretion to plan payouts could be appropriately applied.

The Committee concurred with Mr. Rodkin’s assessment of the company’s business performance during the year, and agreed with him that payouts at levels less than those permitted by the PBT formula were appropriate.

Third Consideration: How Did Each Named Executive Officer Perform? The Committee’s final consideration in determining each active named executive officer’s fiscal 2010 MIP payout was an assessment of his or her individual performance. Mr. Rodkin’s input on the individual contribution of these leaders assisted the Committee in approving their specific MIP payouts. The full Board’s performance evaluation of Mr. Rodkin was used in determining his payout. Mr. Perez remained eligible for a MIP award for fiscal 2010 pursuant to the Severance Agreement. Mr. Perez’ MIP award was subject to the company’s achievement of the plan targets described above, as certified by the Committee, but did not take into consideration individual performance.

The Committee approved MIP payouts to the named executive officers ranging from 80% to 100% of the maximum dollar amounts allowed for achievement of performance between target and maximum PBT. The Committee believes that the MIP awards paid to the named executive officers for fiscal 2010 are consistent with the level of accomplishment by the company and the named individuals.

	Maximum MIP Award Authorized
	For Performance Between
Named	Target and Maximum	Actual MIP Payout
Executive Officer	($)	($)

Gary M. Rodkin	4,000,000	3,200,000
John F. Gehring	900,000	750,000
Colleen R. Batcheler	525,000	525,000
Andre J. Hawaux	1,200,000	1,100,000
Robert F. Sharpe, Jr.	1,350,000	1,100,000
Former Executive Officer
Peter M. Perez (1)	688,000	550,400

1.	Mr. Perez’ MIP amount was determined in accordance with the Severance Agreement.

On July 20, 2010, the Committee established the fiscal 2011 annual incentive plan. The plan provides a fiscal 2011 cash incentive opportunity for participants based on our achievement of pre-established financial objectives. Payouts to the named executive officers require the achievement in fiscal 2011 of a minimum level of PBT. No named executive officer is guaranteed a minimum award. High levels of financial performance can result in payouts up to 200% of targeted amounts. The Committee also retained the discretion to modify payout levels based on (1) the methods in which actual financial results are achieved, (2) individual performance and (3) extraordinary corporate events. Any actual payout (including any above target payout) will depend on our performance in fiscal 2011 and be made, if at all, following the end of fiscal 2011.

Long-Term Incentive Plan. The long-term incentive plan for senior officers includes an award of stock options and an award of performance shares that are settled in shares of common stock based on results over a three-year performance period. The performance shares reward the improvement over the three-year performance period in metrics likely to have a significant impact on enterprise value: growth in earnings from continuing operations before interest and taxes, or EBIT, and performance against return on average invested capital goals, or ROAIC. These metrics are calculated as follows:

•	We calculate EBIT by adding net interest expense and income tax expense to income from continuing operations. Similar to the MIP, adjustments may be made for unusual items.

•	We calculate ROAIC by adding net after-tax interest expense to income from continuing operations. We divide this sum by average invested capital. Average invested capital is the twelve-month rolling average of total assets less cash and cash equivalents and non-interest bearing liabilities (in other words, we exclude significant interest-bearing assets and liabilities, along with their income statement impact, from the calculation). Adjustments may be made to these calculations for unusual items.

The program also rewards stock price appreciation directly through the granting of stock options. The ultimate value of earned performance shares, which are paid in stock, is also impacted directly by stock price.

The Committee firmly believes in aligning our senior officers’ interests with those of our stockholders. The significant extent to which equity is included in both the executive pay program overall and this program in particular evidences this belief. We describe each component of the plan below.

Stock Options. The use of stock options directly aligns the interests of the named executive officers with those of our stockholders. The options granted in July 2009 to our named executive officers for fiscal 2010 have a seven-year term, an exercise price at the closing market price of the company’s common stock on the date of grant ($19.05), and vested 40% on the first anniversary of the grant date. The remaining portion of the stock option award vests in equal installments on the second and third anniversaries of the grant date, subject to the executive’s continued employment with the company. The grant date fair value of the stock options awarded to our named executive officers for fiscal 2010 is included in the “Option Awards” column of the Summary Compensation Table on page 34. The number of options granted to each named executive officer under the fiscal 2010 option program is as follows:

Named	Stock Options
Executive Officer	Granted For Fiscal 2010 Program

Gary M. Rodkin	500,000
John F. Gehring	160,000
Colleen R. Batcheler (1)	120,000
Andre J. Hawaux	160,000
Robert F. Sharpe, Jr.	180,000
Former Executive Officer
Peter M. Perez (2)	120,000

1.	Includes 40,000 stock options granted in connection with Ms. Batcheler’s September 2009 promotion. The incremental award was granted on September 24, 2009, has a seven-year term, and an exercise price equal to the closing market price of the company’s common stock on the date of grant ($21.74). It vests 40% on September 24, 2010, 30% on September 24, 2011 and 30% on September 24, 2012.

2.	Under the Severance Agreement, Mr. Perez’ July 2009 option grant was amended to provide for immediate vesting upon his separation, and continued exercisability for three years. See page 53.

Stock options remained a significant component of the fiscal 2011 to 2013 long-term incentive program for senior executives.

Performance Shares. Performance shares represent the award of an opportunity to earn a defined number of shares of our common stock if we achieve pre-set, three-year performance goals. For the three performance periods in effect during fiscal 2010, the targeted number of shares for each named executive officer was as set forth in the table that follows.

	Performance Shares	Performance Shares	Performance Shares
Named	Granted for Fiscal	Granted for Fiscal	Granted for Fiscal
Executive Officer	2010 to 2012 Program	2009 to 2011 Program	2008 to 2010 Program

Gary M. Rodkin	100,000	100,000	100,000
John F. Gehring (1)	32,000	29,000	16,000
Colleen R. Batcheler (2)	24,000	16,000	12,000
Andre J. Hawaux	32,000	32,000	32,000
Robert F. Sharpe, Jr.	32,000	32,000	32,000
Former Executive Officer
Peter M. Perez (3)	24,000	24,000	24,000

1.	In July 2008, Mr. Gehring was granted 16,000 performance shares for the fiscal 2009 to 2011 program. In connection with his promotion to Chief Financial Officer in January 2009, the Committee granted him an additional 13,000 performance shares for that cycle of the program.

2.	In July 2009, Ms. Batcheler was granted 16,000 performance shares for the fiscal 2010 to 2012 program. In connection with her promotion to Executive Vice President in September 2009, the Committee granted her an additional 8,000 performance shares for that cycle of the program.

3.	Mr. Perez forfeited all of these outstanding performance shares upon his separation from the company.

The grant date fair value of the performance shares granted for the fiscal 2010 to 2012 program is included in the “Stock Awards” column of the Summary Compensation Table. More specific information about the performance shares follows.

Award Value. As indicated in the table above, the numbers of targeted performance shares, by named executive officer, have been flat (excluding the impact of promotions for Ms. Batcheler and Mr. Gehring). In lieu of determining performance share grant sizes using a targeted dollar value, and then dividing that value by our stock price on the date of grant, the Committee used a fixed share approach to determine target awards in each of the outstanding cycles. In these cycles, the Committee has believed that a target dollar value approach would inappropriately increase the number of performance shares awarded (particularly during a recessed market like the one facing the company at the start of fiscal 2010). Instead, with the exception of increases for promotions, the Committee has awarded the same number of target performance shares each year, with the belief that the market will normalize over the three year performance period of the awards. Thus, over time, the awards become market competitive grants, rather than inflated opportunities. The Committee will continue to evaluate its approach, and ensure that targeted awards are appropriate.

The actual number of shares of common stock that will be issued for each performance share cycle is determined based on a combination of growth in EBIT and performance against targets for ROAIC. The Committee selected these financial metrics because it believes they have a positive impact on stockholder value. The following table includes the performance targets required in each of the cycles outstanding during fiscal 2010 that result in a payout of 100% of the total number of shares granted (as specified in the table above). A payout of less than 100%, or more than 100%, of the total number of shares granted may be earned depending on actual results, but no payouts are guaranteed. In each program cycle, the targets are designed such that lower levels of combined EBIT growth and ROAIC are rewarded at significantly less than a full payout on the granted performance shares. In each case, the maximum number of shares that may be earned under the plan is 300% of the original grant.

	3-Year Compound	3-Year Average ROAIC
	EBIT Growth Target	Target

Fiscal 2008 to 2010 cycle	6%	11.6%
Fiscal 2009 to 2011 cycle	14%	10.6%
Fiscal 2010 to 2012 cycle	8%	11%

Because these EBIT targets are focused on growth over the relevant performance period, the baseline level of EBIT from which performance is expected to grow impacts the target. A low baseline for the fiscal 2009 to 2011 cycle (due to weaker than planned performance in our Consumer Foods business in fiscal 2008) is the reason for the 14% EBIT growth target in that cycle.

When the Committee adopted the performance share program, it included the ability to adjust EBIT and ROAIC for restructuring and unusual items as appropriate. In May 2008, the Committee considered the impact on the fiscal 2008 to 2010 cycle of the performance share program from the then-pending sale of the company’s Trading and Merchandising reporting segment. Consistent with the pre-specified authority for adjustments, the Committee sought to minimize an unintended adverse consequence for participants due to the loss of EBIT from the Trading and Merchandising business. Accordingly, the Committee authorized continued inclusion of the fiscal 2008 earnings from the business in the EBIT calculation for the cycle, notwithstanding that the segment’s results were moved to discontinued operations in connection with the sale. However, no adjustment was made to the EBIT calculation for the cycle to compensate for the impact on our fiscal 2009 EBIT from the sale of the business. As a result of the sale, for fiscal 2009, both income from operations and the gain from the sale (both recorded in discontinued operations) of the Trading and Merchandising reporting segment were excluded from EBIT, resulting in an adverse impact on EBIT growth. As contemplated in the pre-specified formula, the Committee reduced the denominator in the ROAIC calculation by the amount of the net proceeds from the sale. The authorization covered the calculation of fiscal 2008, 2009 and 2010 ROAIC under the fiscal 2008 to 2010 cycle.

Fiscal 2008-2010 Performance. At the end of fiscal 2010, the fiscal 2008 to 2010 cycle of the long-term program concluded. The company delivered a combined level of three-year compound EBIT growth and three-year average ROAIC over the fiscal 2008 to 2010 performance period (after adjustments) that equaled a funding level of approximately 78% of target. This funding level was achieved through the delivery of three-year compound EBIT growth of approximately 1%, and a three-year average ROAIC of approximately 13%. EBIT growth was below targeted levels, due in part to the inclusion of EBIT from the Trading and Merchandising business for fiscal year 2008, but not for fiscal 2009 as discussed above, as well as due to underperformance by our Consumer Foods business in fiscal 2008. Our strong fiscal 2010 performance was insufficient to overcome these items in a meaningful way. The ROAIC performance reflected above-target results for the performance period.

EBIT growth and average ROAIC for the fiscal 2008 to 2010 cycle were calculated taking into account the divestiture-related adjustments discussed above. The Committee also authorized several less significant adjustments to fiscal 2010 EBIT to eliminate the impact of unusual items, mirroring those authorized for the fiscal 2010 MIP. However, the challenges experienced by the business over the cycle, particularly in growing revenue, resulted in the Committee applying negative discretion to the fiscal 2008 to 2010 cycle performance share payouts. Awards were paid out at 68% of target.

The following numbers of shares of common stock were issued to reflect performance shares earned for the fiscal 2008 to 2010 cycle (amounts include dividend equivalents, paid in additional shares):

•	Mr. Rodkin, 75,998 shares

•	Mr. Gehring, 12,160 shares

•	Ms. Batcheler, 9,120 shares

•	Messrs. Hawaux and Sharpe: 24,319 shares each

Pursuant to the terms of the Performance Share Plan, Mr. Perez forfeited all shares to be granted to him for the fiscal 2008 to 2010 cycle.

With respect to the fiscal 2009 to 2011 program and fiscal 2010 to 2012 program, no payouts have yet been earned. It is anticipated that a comparable performance share program will be authorized for the fiscal 2011 to 2013 performance program.

Other Features. Performance shares that have not been paid at the time of a participant’s termination of employment are forfeited. An exception allows pro-rata payouts in the event of death, disability or retirement. The Committee has also retained the discretion to provide for payouts on termination when it finds it appropriate and in the best interest of the company. To date, however, the Committee has not used this discretion. Both this exception and discretion are subject to satisfaction of the performance goals. Dividend equivalents are paid on the portion of performance shares actually earned, and are paid at the regular dividend rate in shares of our stock.

3. Other Fiscal 2010 Compensation.

Discretionary Bonus. The Committee may choose to approve a sign-on or discretionary bonus for a senior officer if it deems it necessary as a recruitment tool or to recognize extraordinary performance (shown in the “Bonus” column of the Summary Compensation Table). No discretionary bonuses were awarded to senior officers during fiscal 2010.

Retirement and Health and Welfare Programs. We offer a package of core employee benefits to our employees, including our named executive officers. This includes health, dental and vision coverage, life insurance and disability insurance. The company and employee participants share in the cost of these programs. Each of the named executive officers was also entitled to participate in an executive physical program, together with his or her spouse, during fiscal 2010. The company covered the cost of these physicals, although the executive was responsible for the taxes associated with the program. In fiscal 2011, the spousal benefit was eliminated. A medical access program was added for senior executives in fiscal 2011, with the cost of the program imputed to the executive as taxable income. With respect to retirement benefits, we maintain qualified 401(k) retirement plans (with a company match on employee contributions) and qualified pension plans. The named executive officers participate in these plans.

Some of the named executive officers participate in a non-qualified pension plan, non-qualified 401(k) plan and deferred compensation plan. The non-qualified pension and non-qualified 401(k) plans permit us to pay retirement benefits to certain named executive officers in amounts that exceed the limitations imposed by the Internal Revenue Code, which we refer to as the Code, under qualified plans. With respect to the non-qualified pension plan, our employment agreements with Messrs. Rodkin and Sharpe provide that, subject to service requirements and various exceptions, years of service for purposes of calculating benefits will be credited at a three-for-one rate until the executive has service credit of thirty years. Mr. Rodkin’s agreement also provides that the annual earnings amount to be used in the pension benefit formula under the non-qualified pension plan will be no less than $3.0 million.

The deferred compensation plan allows the named executive officers, as well as a broader group of approximately 800 employees, to defer receipt of up to 50% of their base salary and 85% of their annual incentive cash compensation. The program permits executives to save for retirement in a tax-efficient way at minimal cost to the company. Executives who participate in the program are not entitled to above-market (as defined by the SEC) or guaranteed rates of return on their deferred funds.

We show contributions made by the company to the named executive officers’ 401(k) plan and non-qualified 401(k) plan accounts in the “All Other Compensation” column of the Summary Compensation Table. We provide a complete description of these retirement programs under the headings “Pension Benefits — Fiscal 2010” and “Non-Qualified Deferred Compensation — Fiscal 2010” below.

Perquisites. The Committee’s philosophy on perquisites for senior officers has been consistently communicated over the years. Members of senior management are not eligible for indirect pay except in limited circumstances. The incremental cost to the company of providing these benefits is included in the “All Other Compensation” column of the Summary Compensation Table. Specific benefits and arrangements with Messrs. Rodkin and Sharpe are summarized here.

The Committee has determined it appropriate to cover Mr. Rodkin by our security policy. As a result, he is required to take corporate aircraft for all business and personal air transportation. To offset the incremental cost to the company of Mr. Rodkin’s personal use of corporate aircraft, the company has entered into an aircraft timeshare agreement with Mr. Rodkin. The Committee also authorized a timeshare agreement for Mr. Sharpe. Under the agreements, the executives are responsible for reimbursing the company, in cash, in an amount approximately equal to the variable cost of operating the aircraft for each personal flight taken.

Change of Control / Severance Benefits. We have agreements with our named executive officers that are designed to promote stability and continuity of senior management in the event of a change of control. The Committee routinely evaluates participation in this program and its benefit levels to ensure their reasonableness. We provide a complete description of the amounts potentially payable to our named executive officers under these agreements under the heading “Potential Payments upon Termination or Change of Control”.

We have also adopted a broad severance plan applicable to most salaried employees, including the named executive officers. In some circumstances, we have supplemented this plan with specific severance arrangements with our named executive officers. Our existing severance arrangements with the named executive officers, including the terms of Mr. Perez’ Severance Agreement are described under the heading “Potential Payments Upon Termination or Change of Control”.

What are the Committee’s Views on Executive Stock Ownership?

The Committee has adopted stock ownership guidelines applicable to approximately 200 of the company’s senior officers because it believes that management stock ownership promotes alignment with stockholder interests. The number of shares of ConAgra Foods common stock that our named executive officers are required to hold is set at a multiple of their salary and increases with greater responsibility within the company. The named executive officers are expected to reach the set level within a reasonable period of time after appointment. Shares personally acquired by the executive through open market purchases or through our 401(k) plan or employee stock purchase plan, as well as restricted stock units, restricted shares and shares acquired upon the deferral of earned bonuses are counted toward the ownership requirement. Neither unexercised stock options nor unearned performance shares are counted. The following table reflects ownership as of August 2, 2010.

	Stock Ownership	Actual
Named	Guideline	Ownership
Executive Officer (1)	(% of salary)	(% of Fiscal 2010 salary) (2)

Gary M. Rodkin	600%	1,645%
John F. Gehring	400%	547%
Colleen R. Batcheler	300%	91	% (3)
Andre J. Hawaux	400%	537%
Robert F. Sharpe, Jr.	400%	626%

1.	Mr. Perez is intentionally omitted from this table.

2.	Based on the average daily price of our common stock on the NYSE for the 12-months ended August 2, 2010 ($23.1228) and executive salaries in effect on August 2, 2010.

3.	Ms. Batcheler is the shortest tenured executive officer in this group. We anticipate that she will achieve her guideline within one to two fiscal years.

What are the Committee’s Practices Regarding the Timing of Equity Grants?

We do not backdate options or grant stock options retroactively. We do not coordinate grants of stock options with disclosures of positive or negative information. All stock options are granted with an exercise price equal to the closing price of our common stock on the NYSE on the date of grant. The vast majority of our stock option grants for a fiscal year are made in July, at a regular Committee meeting. When management proposes a merit award or sign-on grant for a non-executive officer, the Committee considers approval of the grant at a regularly scheduled Committee meeting. In the event management proposes a sign-on grant for a senior officer and a grant-related decision is necessary between regularly scheduled Committee meetings, the Committee may hold a special meeting to consider the grant. If approved, the grant date will be the first trading day of the month on or following the officer’s date of hire.

What are the Key Tax and Accounting Implications of the Committee’s Compensation Decisions?

U.S. federal income tax law prohibits the company from taking a tax deduction for certain compensation paid in excess of $1 million to the company’s chief executive officer or any of the company’s three other most highly compensated executive officers, generally other than the chief financial officer, who are employed as of the end of the year. This limitation does not apply to qualified performance-based compensation under the tax law. Generally, this is compensation paid only if the individual’s performance meets pre-established, objective goals based on performance goals approved by our stockholders. The Committee’s intent is to structure our executive compensation programs so that payments will generally be fully deductible. However, the Committee may occasionally make payments or grants of equity that are not fully deductible if, in its judgment, those payments or grants are needed to achieve overall compensation objectives.

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the company’s Compensation Discussion & Analysis with management. Based upon this review and discussion, the Committee recommended to the Board of Directors that the company’s Compensation Discussion & Analysis be included in this proxy statement and incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2010.

ConAgra Foods, Inc. Human Resources Committee

Steven F. Goldstone
Joie A. Gregor
Ruth Ann Marshall
Ken Stinson, Chairman

Summary Compensation Table – Fiscal 2010

The table below presents compensation for individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2010, for each of the other three most highly-compensated executive officers who were serving as executive officers at the end of fiscal 2010, and for Mr. Perez, an executive officer who separated from the company during fiscal 2010 but who otherwise would have qualified to be a named executive officer. Ms. Batcheler was not a named executive officer in fiscal 2009 or fiscal 2008, and therefore information about her compensation for those fiscal years is not included. The amounts in the following Summary Compensation Table are based in part on written agreements in place between ConAgra Foods and certain of these individuals as discussed in the “Compensation Discussion & Analysis” and “Potential Payments Upon Termination or Change of Control”.

							Change in
							Pension
							Value and
							Non-
						Non-Equity	qualified
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Name and Principal Position	Year	($)(2)	($)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Gary M. Rodkin	2010	1,000,000	—	1,905,000	1,351,850	3,200,000	2,178,843	124,612	9,760,305
CEO and President	2009	1,019,231	—	2,126,000	1,425,850	1,100,000	1,127,311	187,596	6,985,988
	2008	1,000,000	—	2,680,000	2,211,850	1,800,000	1,424,127	297,526	9,413,503

John F. Gehring	2010	450,000	—	609,600	432,592	750,000	139,679	42,430	2,424,301
EVP and CFO	2009	425,962	—	561,030	309,752	220,000	46,742	28,595	1,592,081
	2008	400,000	—	428,800	353,896	345,600	33,903	35,682	1,597,881

Colleen R. Batcheler (1)	2010	402,692	—	478,720	335,304	525,000	13,455	13,790	1,768,961
EVP, General Counsel &
Corporate Secretary

Andre J. Hawaux	2010	600,000	—	609,600	432,592	1,100,000	111,900	59,010	2,913,102
President, Consumer	2009	562,500	—	680,320	660,312	390,000	49,303	42,984	2,385,419
Foods	2008	483,173	—	857,600	707,792	525,000	62,705	147,489	2,783,759

Robert F. Sharpe, Jr.	2010	675,000	—	609,600	486,666	1,100,000	789,570	74,181	3,735,017
President, Commercial	2009	687,981	—	680,320	513,306	450,000	513,920	65,426	2,910,953
Foods & EVP, Chief	2008	662,019	—	857,600	796,266	725,000	601,416	175,027	3,817,328
Administrative Officer

Former Executive Officer

Peter M. Perez (1)	2010	254,692	—	457,200	706,200	550,400	44,964	143,320	2,156,776
Former EVP, Human	2009	435,577	—	510,240	342,204	200,000	22,526	16,610	1,527,157
Resources	2008	410,000	—	643,200	530,844	295,200	14,462	20,877	1,914,583

1.	Ms. Batcheler was promoted to Executive Vice President, General Counsel and Corporate Secretary on September 21, 2009. Mr. Perez ceased to be an executive officer on October 30, 2009 and separated from the company on December 31, 2009.

2.	For fiscal 2009, amounts reflect payment of salary over a 53-week fiscal year. Fiscal 2010 and 2008 both contained 52 weeks.

3.	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the stock awards granted during the reported years (in accordance with SEC guidance, we have recomputed the amounts reported in this column (and the “Total” column) for fiscal 2009 and 2008 to conform to this manner of presentation). For the performance shares awarded in fiscal 2010, the amounts reported are based on the probable outcome of the relevant performance conditions as of the grant date. Assuming the highest level of performance was achieved for the performance shares awarded in fiscal 2010, the grant date fair value of these awards would have been: Mr. Rodkin, $5,715,000; each of Messrs. Gehring, Hawaux and Sharpe, $1,828,800; and each of Ms. Batcheler and Mr. Perez, $1,371,600.

4.	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the stock options granted during the reported years (in accordance with SEC guidance, we have recomputed the amounts reported in this column (and the “Total” column) for fiscal 2009 and 2008 to conform to this manner of presentation).

5.	For fiscal 2010, reflects awards earned under the company’s annual incentive plan. A description of the Fiscal 2010 MIP is included in our “Compensation Discussion & Analysis”.

6.	The measurement date for fiscal 2010 was May 30, 2010. We do not offer above-market (as defined by SEC rules) or preferential earnings rates in our deferred compensation plans. For fiscal 2010, the entire amount reflects change in pension amounts rather than non-qualified deferred compensation earnings.

7.	Mr. Perez received (and we have reported in the “All Other Compensation” column) $133,811 from the company in fiscal 2010 under the terms of the Severance Agreement, consisting of severance, COBRA and outplacement compensation. The other components of fiscal 2010 “All Other Compensation” are as follows:

				(Column 4)
	Perquisites and Personal Benefits(a)			Company
	(Column 1)	(Column 2)		Contribution to	(Column 5)
	Personal Use	Exec Physical /	(Column 3)	Defined	Group
	of Company	Security Costs /	Matching	Contribution	Term Life
	Aircraft	Home Office	Gifts	Plans	Insurance
Named Executive Officer	($)	($)	($)	($)	($)

Gary M. Rodkin	39,286	(b)	(b)	61,941	(b)
John F. Gehring	(b)	(b)	(b)	18,768	(b)
Colleen R. Batcheler	—	(b)	—	10,477	(b)
Andre J. Hawaux	(b)	(b)	—	29,284	(b)
Robert F. Sharpe, Jr.	36,368	—	(b)	31,911	(b)
Former Executive Officer
Peter M. Perez	—	(b)	—	(b)	(b)

(a)	All amounts shown are valued at the incremental cost to the company of providing the benefit. With respect to personal use of company aircraft (Column (1)), Messrs. Rodkin and Sharpe are each party to an aircraft time sharing agreement with the company under which they reimburse the company, in cash, for the cost of fuel and incidentals such as landing and parking fees, crew travel expenses and catering costs of personal flights. We do not charge Messrs. Rodkin and Sharpe for the fixed costs that would be incurred in any event to operate company aircraft (for example, aircraft purchase costs, insurance and flight crew salaries). The amounts shown for Messrs. Rodkin and Sharpe in Column (1) reflect the company’s incremental cost of conducting the personal flights, reduced by the amounts billed under the time share arrangements.

(b)	For Columns (1) through (3), inclusive, a (b) notation in lieu of a dollar amount indicates that the named executive officer received the benefit but at an incremental cost to the company of less than $25,000. For Columns (4) and (5), a (b) notation in lieu of a dollar amount indicates that the named executive officer received the benefit but at an incremental cost to the company of less than $10,000.

Grants of Plan Based Awards — Fiscal 2010

The following table presents information about grants of plan-based awards (equity and non-equity) during fiscal 2010 to the named executive officers. All equity-based grants were made under the stockholder-approved ConAgra Foods 2006 Stock Plan.

									All
									Other
								All	Option
								Other	Awards:
								Stock	Number
		Estimated Possible Payouts			Estimated Future			Awards:	of Securi-		Exercise
		Under Non-Equity			Payouts Under Equity			Number	ties		or Base	Grant Date Fair
		Incentive Plan Awards (1)			Incentive Plan Awards (2)			of Shares	Under-		Price of	Value of Stock
		Thres-			Thres-			of Stock	lying		Option	and Option
	Grant	hold	Target	Maximum	hold	Target	Maximum	or Units	Options		Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(3)		($/Sh)	($)(4)

Gary M. Rodkin	7/15/09	—	2,000,000	4,000,000								N/A
	7/15/09				—	100,000	300,000					1,905,000
	7/15/09							—	500,000		19.05	1,351,850
John F. Gehring	7/15/09	—	450,000	1,350,000								N/A
	7/15/09				—	32,000	96,000					609,600
	7/15/09							—	160,000		19.05	432,592
Colleen R. Batcheler	7/15/09	—	80,769	242,308								N/A
	9/21/09	—	181,731	545,192								N/A
	7/15/09				—	16,000	48,000					304,800
	9/24/09				—	8,000	24,000					173,920
	7/15/09							—	80,000		19.05	216,296
	9/24/09							—	40,000		21.74	119,008
Andre J. Hawaux	7/15/09	—	600,000	1,800,000								N/A
	7/15/09				—	32,000	96,000					609,600
	7/15/09							—	160,000		19.05	432,592
Robert F. Sharpe, Jr.	7/15/09	—	675,000	2,025,000								N/A
	7/15/09				—	32,000	96,000					609,600
	7/15/09							—	180,000		19.05	486,666
Former Executive Officer
Peter M. Perez	7/15/09	—	344,000	1,032,000								N/A
	7/15/09				—	24,000	72,000					457,200
	7/15/09							—	120,000	(5)	19.05	324,444
	12/31/09							—	120,000	(5)	19.05	234,756
	12/31/09							—	70,000	(5)	26.17	147,000

1.	Amounts reflect grants made under the fiscal 2010 annual incentive plan (the MIP discussed in our “Compensation Discussion & Analysis”). Actual payouts earned under the program for fiscal 2010 were above target, and can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. There was no threshold payout in this plan. In connection with Ms. Batcheler’s September 2009 promotion to Executive Vice President, the Committee increased her salary and MIP opportunity. Accordingly, we show two grant dates for Ms. Batcheler in this column. The first, July 15, 2009, reflects approximately two months of MIP opportunity at her salary and MIP target prior to her promotion, and the second, September 21, 2009, reflects approximately ten months of MIP opportunity at her salary and MIP target post-promotion up to the maximum award authorized in July 2009.

2.	Amounts reflect the performance shares granted under our long-term incentive program for the fiscal 2010 to 2012 performance period. Ms. Batcheler received an additional 8,000 performance shares under the program in connection with her September 2009 promotion. Mr. Perez forfeited his targeted shares based on his December 31, 2009 separation from the company. All awards under the fiscal 2010 to 2012 cycle, including any above-target payouts, will be earned based on our cumulative performance for the three fiscal years ending in May 2012. The grant date fair value of these awards, based on the probable outcome of the relevant performance conditions as of the grant date (computed in accordance with FASB ASC Topic 718) is the amount reported in the “Stock Awards” column of the Summary Compensation Table for fiscal 2010. There is no threshold payout in this plan.

3.	Amounts reflect the option awards granted as part of the long-term incentive program in July 2009, and for Ms. Batcheler, the incremental grant in connection with her promotion. The grant date fair value of these awards (computed in accordance with FASB ASC Topic 718) is the amount reported in the “Options Awards” column of the Summary Compensation Table for fiscal 2010.

4.	Amounts are computed in accordance with FASB ASC Topic 718. For performance shares, the amounts disclosed are computed based on the probable outcome of the relevant performance conditions as of the grant date.

5.	Under the Severance Agreement, on December 31, 2009, Mr. Perez’ July 2009 option grant was amended to provide for immediate vesting upon his separation, and continued exercisability for three years. In addition, an option grant made to Mr. Perez in February 2004 was amended to provide for continued exercisability through December 2012. See page 53.

Option Exercises and Stock Vested – Fiscal 2010

	Option Awards		Stock Awards
	Number of Shares
	Acquired	Value Realized	Number of Shares	Value Realized
	on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)(1)	($)	(#) (2)(3)	($)

Gary M. Rodkin	—	—	68,000	1,644,240
John F. Gehring	—	—	30,880	715,278
Colleen R. Batcheler	—	—	18,760	440,067
Andre J. Hawaux	—	—	31,760	751,857
Robert F. Sharpe, Jr.	—	—	21,760	526,157
Former Executive Officer
Peter M. Perez	248,000	318,038	— (2)	— (2)

1.	Mr. Perez exercised options for 168,000 shares on December 23, 2009 for a value realized of $244,459 and options for 80,000 shares on February 17, 2010 for a value realized of $73,579.

2.	The performance period for the fiscal 2008 to 2010 performance share program ended on May 30, 2010. This column includes shares earned under that program for cumulative three-year performance. Under the plan’s terms, dividend equivalents on earned shares, paid in additional shares of common stock, were also distributed to the named executive officers. The shares distributed to the named executive officers through this dividend equivalent feature (and not shown in this table) were: 7,998 shares for Mr. Rodkin; 1,280 shares for Mr. Gehring; 960 shares for Ms. Batcheler; and 2,559 shares for Messrs. Hawaux and Sharpe. Mr. Perez forfeited all performance shares granted to him for the fiscal 2008 to 2010 cycle.

3.	For Ms. Batcheler and Mr. Gehring, also includes shares acquired upon vesting of restricted stock units. For Mr. Hawaux, also includes shares acquired upon vesting of a sign-on restricted stock grant.

Outstanding Equity Awards at Fiscal Year-End – Fiscal 2010

	Option Awards				Stock Awards
					Equity Incentive	Equity Incentive
					Plan Awards:	Plan Awards:
	Number of	Number of			Number of	Market or Payout
	Securities	Securities			Unearned Shares,	Value of Unearned
	Underlying	Underlying	Option		Units, or Other	Shares, Units, or
	Unexercised	Unexercised	Exercise	Option	Rights that Have	Other Rights that
	Options (#)	Options (#)	Price	Expiration	Not Vested	Have Not Vested
Name	Exercisable	Unexercisable (1)	($)	Date	(#) (2)	($)(3)

Gary M. Rodkin	1,000,000	—	22.83	8/30/2015
	480,000	—	22.72	5/25/2016
	500,000	—	22.00	7/12/2013
	500,000	—	26.80	7/16/2014
	200,000	300,000	21.26	7/15/2015
	—	500,000	19.05	7/14/2016
					300,000	7,254,000
					300,000	7,254,000

John F. Gehring	20,000	—	24.19	2/13/2012
	8,883	—	25.36	7/11/2012
	80,000	—	23.14	7/24/2015
	80,000	—	22.00	7/12/2013
	80,000	—	26.80	7/16/2014
	32,000	48,000	21.26	7/15/2015
	16,000	24,000	16.99	1/15/2016
	—	160,000	19.05	7/14/2016
					87,000	2,103,660
					96,000	2,321,280

Colleen R. Batcheler	20,000	—	22.00	7/12/2013
	28,000	—	26.80	7/16/2014
	32,000	48,000	20.76	7/17/2015
	—	80,000	19.05	7/14/2016
	—	40,000	21.74	9/23/2016
					48,000	1,160,640
					72,000	1,740,960

Andre J. Hawaux	80,000	—	25.76	11/30/2013
	100,000	—	25.76	11/30/2013
	160,000	—	26.80	7/16/2014
	64,000	96,000	21.26	7/15/2015
	—	100,000	16.99	1/15/2016
	—	160,000	19.05	7/14/2016
					96,000	2,321,280
					96,000	2,321,280

Robert F. Sharpe, Jr.	300,000	—	21.51	11/30/2015
	160,000	—	22.72	5/25/2016
	160,000	—	22.00	7/12/2013
	180,000	—	26.80	7/16/2014
	72,000	108,000	21.26	7/15/2015
	—	180,000	19.05	7/14/2016
					96,000	2,321,280
					96,000	2,321,280

Former Executive Officer
Peter M. Perez	70,000	—	26.17	12/31/2012
	120,000	—	19.05	12/31/2012

1.	All options were granted with an exercise price equal to the closing market price of our common stock on the date of grant. All of Mr. Perez’ options were exercisable at fiscal year-end. The vesting schedule for options that were outstanding but that could not be exercised at fiscal year-end for the other named executive officers is as follows:

	Unexercis-	Vesting Schedule
	able at FYE	# of Shares	Vesting Date
Rodkin	300,000	150,000	7/16/2010
		150,000	7/16/2011

	500,000	200,000	7/15/2010
		150,000	7/15/2011
		150,000	7/15/2012

Gehring	48,000	24,000	7/16/2010
		24,000	7/16/2011

	24,000	12,000	1/16/2011
		12,000	1/16/2012

	160,000	64,000	7/15/2010
		48,000	7/15/2011
		48,000	7/15/2012

Batcheler	48,000	24,000	7/18/2010
		24,000	7/18/2011

	80,000	32,000	7/15/2010
		24,000	7/15/2011
		24,000	7/15/2012

	40,000	16,000	9/24/2010
		12,000	9/24/2011
		12,000	9/24/2012

Hawaux	96,000	48,000	7/16/2010
		48,000	7/16/2011

	100,000	100,000	1/16/2012

	160,000	64,000	7/15/2010
		48,000	7/15/2011
		48,000	7/15/2012

Sharpe	108,000	54,000	7/16/2010
		54,000	7/16/2011

	180,000	72,000	7/15/2010
		54,000	7/15/2011
		54,000	7/15/2012

2.	Reflects, on separate lines, as of May 30, 2010, the maximum number of shares that could be earned under each of the fiscal 2009 to 2011 performance share plan and fiscal 2010 to 2012 performance share plan. The performance shares are not earned unless we achieve the performance targets specified in the plan. Shares earned under the fiscal 2008 to 2010 performance share plan were paid in July 2010 and are reflected in the “Option Exercises and Stock Vested – Fiscal 2010” table. Shares earned under the fiscal 2009 to 2011 cycle will be distributed, if earned, following fiscal 2011 and shares earned under the fiscal 2010 to 2012 cycle will be distributed, if earned, following fiscal 2012.

3.	The market value of unearned shares is calculated using $24.18 per share, which is the closing market price of our common stock on the NYSE on the last trading day of fiscal 2010.

Pension Benefits – Fiscal 2010

ConAgra Foods maintains a non-contributory defined benefit pension plan for all eligible employees, which we refer to as the Qualified Pension. Employees eligible to participate in the Qualified Pension are salaried employees, including the named executive officers, and certain hourly and union employees.

Employees hired before June 1, 2004 were given a one-time opportunity during 2004 to choose between (A) the benefit formulas in the Qualified Pension and qualified 401(k) plan at that time and (B) effective October 1, 2004, a new Qualified Pension formula plus an enhanced company match in our qualified 401(k) plan. Employees hired on or after June 1, 2004 were automatically enrolled in option (B) effective upon their date of hire. With respect to the named executive officers, Ms. Batcheler and Mr. Hawaux joined the company after June 1, 2004 and were automatically enrolled in option (B). Mr. Gehring and Mr. Perez were employed prior to June 1, 2004 and elected option (A). Although Mr. Rodkin and Mr. Sharpe are enrolled in option (B) for purposes of the Qualified Plan (due to commencement of employment after June 1, 2004), their employment agreements entitle them to a total pension benefit equal to the option (A) calculation. Any difference between the option (A) and (B) pension benefits would be provided to them through the Non-Qualified Pension (described below).

Under both option (A) and option (B), the pension benefit formula is determined by adding three components:

•	A multiple of Average Monthly Earnings (up to the integration level) multiplied by years of credited service (up to 35 years of credited service). This multiple is 1.0% for option (A) and 0.9% for option (B).

•	A multiple of Average Monthly Earnings (over the integration level) multiplied by years of credited service (up to 35 years of credited service). This multiple is 1.44% for option (A) and 1.3% for option (B).

•	A multiple of Average Monthly Earnings multiplied by years of credited service over 35 years. This multiple is 1% for option (A) and 0.9% for option (B).

“Average Monthly Earnings” is the monthly average of the executive’s annual compensation from the company for the highest five consecutive years of the final ten years of his or her service. Only salary and annual incentive payments (reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table) are considered for the named executive officers in computing Average Monthly Earnings. The integration level is calculated by the Internal Revenue Service by averaging the last 35 years of Social Security taxable wages, up to and including the year in which the executive’s employment ends.

Participants are vested in a benefit once they have five years of vesting service with the company. Benefits become payable for option (A) participants at the normal retirement age of 65, or age 60 if the participant has 25 or more years of service. Normal retirement age for option (B) participants is 65. Under either option, the Qualified Plan defines early retirement as age 55 with 10 years of service. There is no difference in the benefit formula upon an early retirement and there is no payment election option that would impact the amount of annual benefits any of the named executive officers would receive.

Certain of the named executive officers also participate in a supplemental retirement plan (which we refer to in the table below as the Non-Qualified Pension). To the extent that a named executive officer’s benefit under the Qualified Pension exceeds the limit on the maximum annual benefit payable under the Employee Retirement Income Security Act of 1974 or such officer’s Average Monthly Earnings exceeds the limit under the Code on the maximum amount of compensation that can be taken into account under the Qualified Pension, payments are made under the Non-Qualified Pension. The retirement age and benefit formulas are the same as those used for the Qualified Plan except as described in the following paragraphs.

Generally, an executive’s benefit under the Non-Qualified Pension is payable in installments beginning in January following the executive’s separation from service or disability, but the executive may also elect to receive payment as a lump sum and elect a specified year in which payment will be made or commence, or elect to receive his or her benefit in the form of annuity payments. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code and certain payments to executives meeting the definition of a “specified employee” under Section 409A of the Code will be delayed for six months after the date of the separation from service.

Mr. Rodkin’s employment agreement with the company entitles him to participate in the Non-Qualified Pension with years of service for purpose of calculating benefits under the plan at a three-for-one rate until he has service credit of thirty years. He is entitled to annual pensionable earnings for use in calculating his benefit of no less than $3 million. However, if Mr. Rodkin terminates his employment voluntarily or retires prior to age 60, a crediting rate of two-for-one is applied. Further, if Mr. Rodkin voluntarily terminates employment with the company or retires prior to August 31, 2010, and the termination or retirement is not approved by the Board of Directors, or he is terminated at any time for “cause,” he will forgo all benefits under the Non-Qualified Pension. Any benefits payable to Mr. Rodkin under the Non-Qualified Pension are subject to offset for benefits paid or payable to him under supplemental pension plans his prior employer may have maintained for his benefit.

Mr. Sharpe’s employment agreement with the company entitles him to participate in the Non-Qualified Pension with years of service for purpose of calculating benefits under the plan at a three-for-one rate until he has service credit of thirty years. However, if Mr. Sharpe terminates his employment voluntarily or retires prior to age 60, a crediting rate of two-for-one is applied. Further, if Mr. Sharpe voluntarily terminates employment with the company or retires prior to November 7, 2010, and the termination or retirement is not approved by the Board of Directors, or he is terminated at any time for “cause,” he will forgo all benefits under the Non-Qualified Pension.

The Committee has offered eligibility to participate in, and extra years of credited service under, the Non-Qualified Pension sparingly when deemed appropriate as a hiring incentive. The Committee prefers not to use this incentive. Ms. Batcheler is not a participant in the Non-Qualified Pension and none of Messrs. Gehring, Hawaux or Perez receive extra years of credited service.

Pension Benefits – Fiscal 2010

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name (1)	(# ) (2)	($) (3) (4)

Gary M. Rodkin	Qualified Pension	4.8	97,016
	Non-Qualified Pension	14.3	6,605,835
John F. Gehring	Qualified Pension	8.4	112,730
	Non-Qualified Pension	8.4	276,993
Colleen R. Batcheler	Qualified Pension	3.9	25,087
	Non-Qualified Pension	—	—
Andre J. Hawaux	Qualified Pension	3.6	45,396
	Non-Qualified Pension	3.6	201,596
Robert F. Sharpe, Jr.	Qualified Pension	4.6	94,068
	Non-Qualified Pension	13.7	2,410,630
Former Executive Officer
Peter M. Perez	Qualified Pension	6.1	125,349
	Non-Qualified Pension	6.1	32,560

1.	Qualified Pension refers to the ConAgra Foods, Inc. Pension Plan for Salaried Employees and Non-Qualified Pension refers to the ConAgra Foods, Inc. Nonqualified Pension Plan. There were no plan payments for fiscal 2010.

2.	The number of years of credited service is calculated as of May 30, 2010, which is the pension plan measurement date used for financial statement reporting purposes.

3.	As of the pension plan measurement date, under the Non-Qualified Pension, Mr. Rodkin had 4.8 years of actual service and Mr. Sharpe had 4.6 years of actual service. Each of these executives is a party to an agreement with the company in which his years of service for purposes of the Non-Qualified Pension is credited at a rate of three years for each one year of actual service. The resulting augmentation in benefits at May 30, 2010 due to these provisions is, for Mr. Rodkin and Mr. Sharpe, respectively, $4,985,311 (9.5 additional years) and $1,841,706 (9.1 additional years).

4.	The valuation methodology and all material assumptions applied in quantifying the present value of the accumulated benefit are presented in footnote 15 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 30, 2010.

Non-Qualified Deferred Compensation – Fiscal 2010

The following table shows the non-qualified deferred compensation activity for each named executive officer during fiscal 2010. The amounts shown include company contributions into our non-qualified 401(k) plan, which we refer to as the Non-Qualified CRISP, and for Mr. Rodkin and Mr. Hawaux, employee contributions into our voluntary deferred compensation plan, which we refer to as the Voluntary Deferred Comp plan.

The Non-Qualified CRISP is a benefit provided to certain of the named executive officers and other eligible executives. The program supplements our qualified 401(k) plan available to a broad base of salaried and hourly employees. Under our qualified 401(k) plan, for employees enrolled in option (A) under the Qualified Plan, the company will match the first 50% of the first 6% of pay the employee contributes to the qualified 401(k) plan. For employees enrolled in option (B) under the Qualified Plan, the company will match 66 2/3% of the first 6% of pay the employee contributes to the plan. However, the Code limits the annual before-tax contributions that an individual can make to a qualified retirement plan. If a named executive officer reached this maximum, he or she would lose the ability to receive the full extent of the available company match. The Non-Qualified CRISP is used to enable the company to provide this population with the company match. Under the plan, the company makes a contribution equal to 3% of the named executive officer’s eligible earnings less the maximum employer contribution the named executive officer could have received from the qualified 401(k) plan.

The company contribution to the Non-Qualified CRISP is made annually on or about December 31st. The value of each account is automatically linked to the value of our common stock. Account values are updated daily based on the closing market price of our common stock on the NYSE on such day.

Generally, an executive’s account balance under the Non-Qualified CRISP is payable in cash in a lump sum in January following the executive’s separation from service, but executives meeting certain qualifications may also elect to receive payment in the form of installments. Executives may also elect to receive payment within 90 days following the earlier of separation from service or either the occurrence of a change of control or 18 months following the occurrence of a change of control. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code, and certain payments to executives meeting the definition of “specified employee” under Section 409A of the Code will be delayed for six months after the date of the separation from service.

The Voluntary Deferred Comp plan allows management-level employees (those above a certain salary grade, which includes the named executive officers) whose salary is $125,000 or more per year to defer receipt of 5% to 50% of their salary and, effective January 1, 2010, up to 85% of their annual incentive payment. The investment alternatives for deferred amounts are an interest bearing account (with interest accruing at a rate equal to 25 basis points over the one-year H15 Treasury constant maturity rate), a ConAgra Foods stock account, or other investment options mirrored from the ConAgra Foods Retirement Income Savings Plan (the “Qualified CRISP”). Amounts deferred into the interest bearing account, together with earnings thereon, are ultimately distributed in cash. The stock account includes a dividend reinvestment feature that converts dividends into additional shares. Amounts deferred into the stock account, together with earnings and dividends thereon, are ultimately distributed in shares of ConAgra Foods common stock. Amounts deferred into accounts mirroring the Qualified CRISP funds, together with any dividends, are ultimately distributed in cash. An election to participate in the plan must be timely filed with the company in accordance with Internal Revenue Service requirements.

An executive who is not retiring or eligible for early retirement under the Qualified Pension is required to take distribution of certain amounts earned and vested prior to 2005, which we refer to as grandfathered amounts, in a lump sum payment in the year of termination, while an executive who is eligible to retire early under the Qualified Pension will receive his or her grandfathered amounts in annual installments. In general, all amounts other than the grandfathered amounts, which we refer to as other amounts, will be distributed in cash in a lump sum in January following the executive’s separation from service. Executives may also elect to receive the other amounts at certain other times, including within 90 days following the earlier of separation from service or either the occurrence of a change of control or 18 months following the occurrence of a change of control. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code, and certain payments to executives meeting the definition of a “specified employee” under Section 409A of the Code will be delayed for six months after the date of the separation from service.

Additionally, executives may make hardship withdrawals under certain circumstances. No hardship withdrawals were requested by executives during fiscal 2010.

Non-Qualified Deferred Compensation – Fiscal 2010

		Executive	Registrant		Aggregate
		Contributions in	Contributions	Aggregate	Balance at Last
		Last FY	in Last FY	Earnings in	FYE
Name	Plan (1)	($) (2)	($) (3)	Last FY ($) (4)	($) (5)

Gary M. Rodkin	Non-Qualified CRISP	—	52,429	80,950	394,037
	Voluntary Deferred Comp	—	—	1,087,603	4,207,186
John F. Gehring	Non-Qualified CRISP	—	12,480	17,472	86,021
	Voluntary Deferred Comp	110,000	—	14,859	124,859
Colleen R. Batcheler	—	—	—	—	—
Andre J. Hawaux	Non-Qualified CRISP	—	19,484	15,652	84,011
	Voluntary Deferred Comp	—	—	108,391	573,268
Robert F. Sharpe, Jr.	Non-Qualified CRISP	—	23,603	29,622	147,887
Former Executive Officer
Peter M. Perez	—	—	—	—	—

1.	Non-Qualified CRISP refers to the ConAgra Foods, Inc. Nonqualified CRISP Plan and Voluntary Deferred Comp refers to the ConAgra Foods, Inc. Voluntary Deferred Comp Plan.

2.	Mr. Gehring chose to defer receipt of 50% of the annual incentive he received in fiscal 2010 for fiscal 2009 performance. This amount is included in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” for fiscal 2009.

3.	All Non-Qualified CRISP amounts are included in the “All Other Compensation” column of the Summary Compensation Table. These amounts, together with the company’s match on executive contributions to the qualified 401(k) plan, are disclosed in the column labeled “Company Contribution to Defined Contribution Plans” in the table included as footnote 7 to the Summary Compensation Table.

4.	Our deferred compensation plans do not offer above market earnings (as defined by SEC rules). As a result, none of these earnings are included in the Summary Compensation Table.

5.	The following amounts from this column were reported in Summary Compensation Tables for prior fiscal years: Mr. Rodkin, $341,878 (Non-Qualified CRISP) and $4,700,000 (Voluntary Deferred Comp); Mr. Gehring, $76,173 (Non-Qualified CRISP) and $0 (Voluntary Deferred Comp); Mr. Hawaux, $52,681 (Non-Qualified CRISP) and $525,433 (Voluntary Deferred Comp); and Mr. Sharpe, $108,335 (Non-Qualified CRISP). Neither Ms. Batcheler nor Mr. Perez participated in the Non-Qualified CRISP or Voluntary Deferred Comp plans.

Potential Payments Upon Termination or Change of Control

Our named executive officers’ employment may be terminated under several possible scenarios. In some of these scenarios, our plans, agreements and arrangements would provide severance benefits in varying amounts to the executive. Further, our plans, agreements and arrangements would provide for certain benefits (or for acceleration of benefits) upon a change of control. Severance and other benefits that are payable upon a termination of employment or upon a change of control are described below. The tables following the narrative discussion summarize amounts payable upon termination or a change of control under varying circumstances, assuming that the executive’s employment terminated on the last business day of fiscal 2010 — May 28, 2010. Other key assumptions used in compiling the tables are set forth immediately preceding them. In the event of an actual triggering event under any of the plans, agreements and arrangements discussed in this section, all benefits would be paid to the executive in accordance with, and at times permitted by, Section 409A of the Code.

Severance Plan

We maintain a severance pay plan that provides severance benefit guidelines for all salaried employees. Any benefits payable under the program are at the sole and absolute discretion of ConAgra Foods and for any particular employee, the company may elect to provide severance as suggested by the plan, or provide greater or lesser benefits. Because of individual agreements with the other named executive officers, only Mr. Gehring and Ms. Batcheler are potentially covered by the plan. Under the plan, the severance guideline for individuals with base pay at or above $250,000 per year is payment of 52 weeks of salary continuation, plus one additional week of salary continuation for each year of continuous service prior to separation. The guidelines also provide that upon the former employee finding new employment, it is appropriate for the company to provide him or her with a lump sum payment equal to 50% of the severance pay remaining. The other 50% would be forfeited. We are not required to make payments to any named executive officer under the severance plan if he or she is entitled to receive a severance payment under a change of control agreement (described below). The tabular disclosure provided at the end of this section assumes application of these guidelines for Mr. Gehring and Ms. Batcheler in the “Involuntary w/o Cause or Voluntary w/ Good Reason” scenario.

Messrs. Rodkin, Sharpe and Hawaux’s severance benefits would be paid in accordance with their agreements with the company, and not the severance pay plan.

Agreements with Named Executive Officers

ConAgra Foods is party to employment agreements with Messrs. Rodkin and Sharpe and a letter agreement with Mr. Hawaux. In each case, the agreement addresses such matters as the executive’s salary, participation in our annual and long-term incentive plans and participation in employee and executive pension, profit sharing, 401(k) and welfare benefit plans and other benefit programs and arrangements. The agreements also address these executives’ severance benefits and right to participate in the company’s change of control benefit program.

Mr. Rodkin and Mr. Sharpe. Many of the severance benefit provisions of our agreements with Messrs. Rodkin and Sharpe are similar. They can be summarized as presented in the following table. The references to “2010” in this table are references to August 31, 2010 for Mr. Rodkin and November 7, 2010 for Mr. Sharpe, which represents the fifth anniversary of their employment agreements, respectively.

The definition of “Cause” in both agreements is action by the executive involving (1) willful malfeasance in connection with the executive’s employment having a material adverse effect on the company, (2) substantial and continuing refusal in willful breach of the agreement to perform the duties normally performed by an executive occupying his position when that refusal has a material adverse effect on the company or (3) conviction of a felony involving moral turpitude under the laws of the United States or any state. “Good Reason” in these agreements means (1) assignment of duties materially inconsistent with the executive’s position, (2) removal from, or failure to elect or re-elect the executive to, the executive’s position, (3) reduction of the executive’s salary or annual target bonus opportunity in effect on the agreement’s date, (4) material breach by the company of the agreement or (5) a requirement that the executive be based at any office or location other than Omaha, Nebraska. Mr. Rodkin’s agreement further defines “Good Reason” as failing to nominate him to our Board. Mr. Sharpe’s agreement further defines “Good Reason” as changing his reporting relationship to other than the chief executive officer or Chairman.

Involuntary w/o Cause
		or Voluntary w/ Good	Voluntary w/o
	For Cause	Reason	Good Reason	Retirement	Death or Disability

Salary	Paid through month of termination	Paid through month of termination, plus lump sum payment equal to 24 additional months	Paid through month of termination	Paid through month of termination	Paid through month of the event

Annual Incentive Plan	Not eligible for a payment	Paid pro-rated award for the year of termination based on our actual results. Paid lump sum payment equal to target bonus for the next two years	Not eligible for a payment	If approved by the Committee, a pro-rated award may be paid based on our actual results	Paid a pro-rated amount based upon target (for death) or actual performance (for disability)

Involuntary w/o Cause
		or Voluntary w/ Good	Voluntary w/o
	For Cause	Reason	Good Reason	Retirement	Death or Disability

Long-Term Incentive Plan (Performance Shares)	Unvested performance shares are forfeited	“Retirement” treatment applies	If before 2010, all performance shares not yet settled are forfeited; after 2010, “Retirement” treatment applies	Performance shares earned based on our actual results are paid, but are pro-rated for the full years of completed service	“Retirement” treatment applies in the case of disability; in the case of death, performance shares paid at target based on full years of completed service

Stock Options	Options terminate; all unexercised options lapse	“Death or Disability” treatment applies	If before 2010, options vested at the time of termination remain exercisable for 90 days; after 2010, full vesting of all options and they remain exercisable for the remainder of their terms	Options vested at the time of retirement may be exercised for three years post-retirement	Full vesting of all options; they remain exercisable for the remainder of their terms

Non-Qualified CRISP	No benefits paid	Account balance paid based on participant’s advance election	“Retirement” treatment applies	If before 2010 and not Board approved, benefits forfeited. Otherwise, account balance paid based on participant’s advance election	Account balance paid based on participant’s advance election

Non-Qualified Pension	No benefits paid	See discussion on pages 39 to 41. Benefit will take into account an additional 24 months of service at the salary and target bonus in effect at the time of termination	See discussion on pages 39 to 41	See discussion on pages 39 to 41	See discussion on pages 39 to 41

Health and Welfare Benefits	Benefits paid according to plan provisions	Two years of coverage for executive and dependents unless become entitled to equivalent coverage under a subsequent employer’s plan. “Retirement” treatment also available	If before 2010, benefits paid according to plan provisions. After 2010, “Retirement” treatment applies	Until executive and spouse attain age 65, they and their covered dependents are entitled to COBRA-equivalent medical coverage, at own expense	“Retirement” treatment applies

Each agreement provides that all cash payments are generally payable in a lump sum within fifteen days following termination of employment, although payments under the annual incentive plan and the long term incentive plan are payable following the end of the fiscal year or other performance period at the same time as such payments are made to the other senior executive officers. If either of Messrs. Rodkin or Sharpe was a “specified employee” within the meaning of Section 409A of the Code at the time of his separation, certain payments would be delayed for six months after the date of the separation from service.

Each agreement provides the executive the right to participate in our change of control benefits programs as modified from time to time and provides minimum change of control benefits if a superior program is not then in place. The company currently maintains a separate change of control program, discussed below. The agreements also provide that if benefits become payable under multiple plans, programs and agreements, the more favorable program terms must be applied.

Either party to these employment agreements may terminate the agreement at any time. In each case, the executive has agreed to non-competition, non-solicitation and confidentiality provisions.

Mr. Hawaux. Under Mr. Hawaux’s agreement with the company, he is provided with a severance benefit equal to 24 months of salary continuation. This amount is payable only in the event of termination for reasons other than cause or a change of control of the company. Cause is not defined. With respect to a termination related to a change of control of the company, Mr. Hawaux’s severance would be governed by the change of control agreements described below.

Annual Incentive Plan

Subject to the following (or a specific agreement with the company), the named executive officer participants in the annual incentive plan (the MIP) for fiscal 2010 were required to be active employees, in good standing, at the end of the fiscal year or he or she would forfeit the award. The following plan terms govern the impact of specific separation events not covered by an individual agreement:

•	Involuntary termination due to position elimination: If a participant’s position is eliminated during the fourth quarter of the fiscal year, he or she would be eligible for award consideration. The amount of any earned award would be pro-rated for the number of days the individual was eligible to participate in the plan during the fiscal year.

•	Termination due to retirement or disability: Discretion has been retained to pay a pro-rated award to a participant who has retired or become disabled during the fiscal year.

•	Termination due to death: Any incentive payment for which a participant would have been eligible would be pro-rated to the date of death and paid to his or her estate.

Any pro-rated award is based on actual performance for the fiscal year and is payable after the end of such fiscal year when payments are made to other participants.

The change of control agreements, described below, govern the payment of annual incentive awards in the event of a change of control. Messrs. Rodkin’s and Sharpe’s severance benefits are paid in accordance with their agreements with the company.

Long-Term Incentive Plan — Performance Shares

The following plan terms govern the impact of a separation from the company on the performance shares granted under the fiscal 2008 to 2010, fiscal 2009 to 2011, and fiscal 2010 to 2012 performance periods:

•	Termination for any reason other than death, disability or retirement: The participant forfeits all performance shares granted that have not been paid at the date of termination, whether the shares are earned as of that date or not. The Committee has the discretion to pay out some or all of the forfeited performance shares if such performance shares would have been earned based on performance and if it deems the action appropriate and in the best interests of the company.

•	Termination due to disability or retirement: Earned but unpaid performance shares are paid out as soon as reasonably practicable after the termination based on our actual performance for the performance period ending on or immediately before the event. No distribution would be made with respect to the fiscal year in which the termination of employment occurs, unless the date of termination is the last day of the applicable fiscal year.

•	Termination due to death: A payout would be made at targeted levels for outstanding performance shares, in each case pro-rated to reflect the number of full fiscal years in the performance period during which the employee was employed (for example, upon a June 15, 2010 death, a participant would have been eligible for a payout at actual performance for the fiscal 2008 to 2010 award, since the performance period ended prior to the death, and the participant would have been eligible for a payout at targeted levels for two-thirds of the total fiscal 2009 to 2011 award and one-third of the total fiscal 2010 to 2012 award).

•	Upon a change of control, the Board or Committee may exercise its discretion to pay a participant all or a portion of the outstanding performance shares. Change of control under this program has the same definition as in the change of control agreements described below.

Long Term Incentive Plan — Stock Options

The following terms govern the impact of a separation from the company on outstanding stock options:

•	Termination for any reason other than death, disability or retirement: The participant forfeits all options unvested at the date of termination and he or she would have 90 days to exercise vested options.

•	Termination due to disability: The participant forfeits all options that have not vested at the date of termination.

•	Termination due to death: All unvested options would automatically vest and remain exercisable for three years following termination (but not beyond the end of the seven-year or ten-year term of such options).

•	Termination due to normal retirement: All unvested options would automatically vest and remain exercisable for three years following termination (but not beyond the end of the seven-year or ten-year term of such options). Upon an early retirement, the three-year exercise period for options would apply unless the Committee eliminated or shortened it, but only as to those options exercisable upon the early retirement.

Each of the agreements evidencing outstanding awards of stock options provides that the vesting of the award will accelerate upon a change of control. The treatment of Messrs. Rodkin’s and Sharpe’s equity awards upon a separation are further governed by their agreements with the company.

Retirement Benefits

Our Qualified Pension, Non-Qualified Pension, Non-Qualified CRISP and Voluntary Deferred Comp plans contain provisions relating to the termination of the participants’ employment. These payments are described more fully in the disclosure provided in connection with the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables beginning on page 41. Benefits provided to Messrs. Rodkin and Sharpe are further governed by their agreements with the company.

Change of Control Program

The change of control program for senior executives is designed to encourage management to continue performing its responsibilities in the event of a pending or potential change of control. During fiscal 2010, this program covered each of the named executive officers.

Generally, a change of control under these agreements occurs if one of the following events occurs:

•	Individuals who constitute the Board, which, for these purposes, we refer to as the Incumbent Board, cease for any reason to constitute at least a majority of the Board. Anyone who becomes a director and whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board is considered a member of the Incumbent Board.

•	Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were our stockholders immediately prior to the transaction do not, immediately thereafter, own more than fifty percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company.

•	A liquidation or dissolution of the company or the sale of all or substantially all of the company’s assets.

The agreements provide that upon a change of control, ConAgra Foods may (at the sole and absolute discretion of the Board or Committee) pay each executive all or a pro-rated portion of the executive’s short and/or long-term incentive for the year in which the change of control occurs, and the terms of the company’s stock plan govern the treatment of equity awards upon a change of control. With these exceptions, the agreements are double-trigger arrangements, requiring both a change of control event and a qualifying termination of employment to trigger benefits. A qualifying termination event occurs if, within three years of a change of control, (1) the executive’s employment is involuntarily terminated without “cause” or (2) the executive terminates his or her employment for “good reason.” Executives entitled to severance benefits under a change of control agreement forfeit any severance compensation and benefits under our severance pay plan guidelines and receive the following:

•	a lump sum cash payment equal to a multiple of the executive’s base salary and annual bonus (calculated using the executive’s highest annual bonus for the three fiscal years preceding the change of control or the executive’s current target bonus, whichever is greater). The multiples range from one to three (three for each named executive officer);

•	continuation for three years of medical, dental, disability, basic and supplemental life insurance to the extent such benefits remain in effect for other executives, with premiums paid by the executive. ConAgra Foods must pay the executive a single lump sum payment equal to the executive’s estimated cost to participate in the medical and dental plans, plus a tax gross-up;

•	benefits under our Non-Qualified Pension commensurate with adding three years to the executive’s years of service and age (except for Mr. Rodkin and Mr. Sharpe, whose pension benefits are determined by their employment agreements). A lump sum equivalent to all benefits accrued for the executive will be placed in a segregated trust (that remains subject to the claims of our creditors) within 60 days following the termination of employment;

•	a supplemental benefit under our Non-Qualified CRISP plan equal to three times the maximum company contribution that the executive could have received under the Qualified CRISP and Non-Qualified CRISP in the year in which the change of control occurs; and

•	outplacement assistance not exceeding $30,000.

Certain payments to a “specified employee” within the meaning of Section 409A of the Code will be delayed for six months after the date of the separation from service.

The agreements also entitle each executive to an additional payment, if necessary, to make the executive whole as a result of any excise and related taxes imposed by the Code on any change of control benefits received. If the safe harbor amount at which the excise tax is imposed is not exceeded by more than 10%, the benefits will instead be reduced to avoid the excise tax. The benefit reduction does not apply to Mr. Rodkin’s and Mr. Sharpe’s agreements.

Generally, a termination for “cause” under the agreements requires (1) the willful failure by the executive to substantially perform his or her duties, (2) the willful engaging by the executive in conduct that is demonstrably and materially injurious to the company or (3) the executive’s conviction of a felony or misdemeanor that impairs his or her ability substantially to perform duties for the company. A right of the executive to terminate with “good reason” following a change of control is generally triggered by (1) any failure of the company to comply with and satisfy the terms of the change of control agreement, (2) a significant involuntary reduction of the authority, duties or responsibilities held by the executive immediately prior to the change of control, (3) any involuntary removal of the executive from an officer position held by the executive immediately prior to the change of control, except in connection with promotions, (4) any involuntary reduction in the aggregate compensation level of the executive, (5) requiring the executive to become based at a new location or (6) requiring the executive to undertake substantially greater amounts of business travel.

Each change of control agreement terminates, in the absence of a change of control, when the executive’s employment as a full-time employee of the company is terminated or the executive enters into a written separation agreement with the company. In addition, we may unilaterally terminate each agreement prior to a change of control following six months prior written notice to the executive.

Summary of Possible Benefits

The first table below summarizes estimated incremental amounts payable upon termination under various scenarios. A second table summarizes estimated incremental amounts payable upon a change of control and upon termination following a change of control. We have not included in the tables amounts payable regardless of the occurrence of a triggering event. For example, we excluded accumulated balances in retirement plans when a terminating event does nothing more than create a right to a payment of the balance. We also excluded death benefits payable when the executive paid the premium. The data in the tables assumes the following:

•	each triggering event occurred on May 28, 2010 (the last business day of fiscal 2010) and the per share price of our common stock was $24.18 (the NYSE closing price of our stock on May 28, 2010, the last trading day of fiscal 2010);

•	with respect to salary continuation, if an executive did not have a right to salary continuation under a stand-alone agreement with the company, the severance pay plan guidelines applied;

•	with respect to the annual incentive plan, awards were earned at target levels and where the Committee had discretionary authority to award a payout, it exercised that authority (including in the change of control scenario);

•	with respect to the annual incentive plan, in the case of an involuntary termination not for cause without a change of control, the termination was due to position elimination in the fiscal 2010 fourth quarter;

•	with respect to performance shares, awards were earned at target levels. (These amounts also include a cash value of dividend equivalents on the number of shares/amount of cash assumed to have been earned);

•	with respect to performance shares in the change of control scenario, the Committee exercised its discretionary authority to award a pro-rata payout and did so at target levels;

•	Non-Qualified Pension amounts reflect the present value of benefits applicable in a scenario, less the present value of accrued benefits to which the executive was entitled under the plan at May 28, 2010;

•	in the normal retirement scenarios, an executive attained the normal retirement age of 65 by fiscal year end (or such other age defined as “normal retirement” in an executive’s stand-alone agreement with the company); and

•	in the disability scenarios, the disabling event lasted one year into the future.

		Involuntary w/o
		Cause or
	Voluntary w/o	Voluntary w/		Normal	Death or
	Good Reason	Good Reason	For Cause	Retirement	Disability
	$	$ (1)	$	$	$ (2)

Gary M. Rodkin
Salary Continuation	2,740	2,002,740	2,740	2,740	2,740
Annual Incentive Plan	—	6,000,000	—	2,000,000	2,000,000
Performance Shares	—	5,191,905	—	5,191,905	5,191,905
Accelerated Stock Options	—	3,441,000	—	3,441,000	3,441,000
Non-Qualified Pension	—	7,215,078	—	—	—
Benefits Continuation	—	26,617	—	—	—
Death Benefits	—	3,648	—	—	1,000,000
Disability Benefits	—	1,062	—	—	575,000

Total	$2,740	$23,882,050	$2,740	$10,635,645	$12,210,645
John F. Gehring
Salary Continuation	—	519,231	—	—	—
Annual Incentive Plan	—	450,000	—	450,000	450,000
Performance Shares	—	—	—	1,191,204	1,191,204
Accelerated Stock Options	—	—	—	1,133,520	1,133,520
Benefits Continuation	—	13,347	—	—	—
Death Benefits	—	—	—	—	900,000
Disability Benefits	—	—	—	—	300,000

Total	$0	$982,578	$0	$2,774,724	$3,974,724
Colleen R. Batcheler
Salary Continuation	—	438,942	—	—	—
Annual Incentive Plan	—	332,000	—	332,000	332,000
Performance Shares	—	—	—	792,983	792,983
Accelerated Stock Options	—	—	—	672,160	672,160
Benefits Continuation	—	11,600	—	—	—
Death Benefits	—	—	—	—	830,000
Disability Benefits	—	—	—	—	282,500

Total	$0	$782,543	$0	$1,797,143	$2,909,643
Andre J. Hawaux
Salary Continuation	—	1,200,000	—	—	—
Annual Incentive Plan	—	600,000	—	600,000	600,000
Performance Shares	—	—	—	1,661,408	1,661,408
Accelerated Stock Options	—	—	—	1,820,120	1,820,120
Benefits Continuation	—	23,135	—	—	—
Death Benefits	—	—	—	—	1,000,000
Disability Benefits	—	—	—	—	375,000

Total	$0	$1,823,135	$0	$4,081,528	$5,456,528
Robert F. Sharpe, Jr.
Salary Continuation	1,849	1,351,849	1,849	1,849	1,849
Annual Incentive Plan	—	2,025,000	—	675,000	675,000

		Involuntary w/o
		Cause or
	Voluntary w/o	Voluntary w/		Normal	Death or
	Good Reason	Good Reason	For Cause	Retirement	Disability
	$	$ (1)	$	$	$ (2)

Performance Shares	—	1,661,408	—	1,661,408	1,661,408
Accelerated Stock Options	—	1,238,760	—	1,238,760	1,238,760
Non-Qualified Pension	—	3,185,771	—	—	—
Benefits Continuation	—	—	—	—	—
Death Benefits	—	3,648	—	—	1,000,000
Disability Benefits	—	1,062	—	—	412,500

Total	$1,849	$9,467,498	$1,849	$3,577,017	$4,989,517

1.	For Messrs. Gehring and Hawaux and Ms. Batcheler, no incremental benefits are paid upon a voluntary termination with “Good Reason.” In that scenario, payments are zero. For these individuals, this section is only applicable in the event of an involuntary termination without “Cause.”

2.	Amounts shown as benefits from the Annual Incentive Plan and Performance Shares are payable in the event of a death or disability. Amounts shown as benefits from Accelerated Stock Options and Death Benefits are paid only in the event of death. Amounts shown as Disability Benefits are payable only in the event of disability. All amounts are totaled for illustrative purposes only.

In the table that follows, if, following a change of control, any of Messrs. Gehring or Hawaux or Ms. Batcheler was terminated for “Cause” or voluntarily terminated employment without “Good Reason,” the individual would not receive any benefits incremental to those shown in the “No Termination” column. Messrs. Rodkin and Sharpe would be entitled to salary continuation per their employment agreements through the end of the month of the event.

		Involuntary w/o Cause or
	No Termination	Voluntary w/ Good Reason
Change of Control and:	$	$

Gary M. Rodkin
Salary Continuation	—	3,002,740
Annual Incentive Plan	2,000,000	8,000,000
Performance Shares	5,191,905	5,191,905
Accelerated Stock Options	3,441,000	3,441,000
Non-Qualified CRISP	—	185,823
Non-Qualified Pension	—	7,215,078
Benefits Continuation	—	39,925
Death/Disability Benefit	—	7,064
Outplacement	—	30,000
Excise Tax Gross-Up	—	10,838,129

Total	$10,632,905	$37,951,665
John F. Gehring
Salary Continuation	—	1,350,000
Annual Incentive Plan	450,000	1,800,000
Performance Shares	1,191,204	1,191,204
Accelerated Stock Options	1,133,520	1,133,520
Non-Qualified CRISP	—	56,305
Non-Qualified Pension	—	283,790
Benefits Continuation	—	39,925

		Involuntary w/o Cause or
	No Termination	Voluntary w/ Good Reason
Change of Control and:	$	$

Death/Disability Benefit	—	6,517
Outplacement	—	30,000
Excise Tax Gross-Up(1)	—	—

Total	$2,774,724	$5,891,262
Colleen R. Batcheler
Salary Continuation	—	1,245,000
Annual Incentive Plan	332,000	1,328,000
Performance Shares	792,983	792,983
Accelerated Options	672,160	672,160
Non-Qualified CRISP	—	31,431
Benefits Continuation	—	39,132
Death/Disability Benefit	—	6,134
Outplacement	—	30,000
Excise Tax Gross-Up	—	1,360,397

Total	$1,797,143	$5,505,237
Andre J. Hawaux
Salary Continuation	—	1,800,000
Annual Incentive Plan	600,000	2,400,000
Performance Shares	1,661,408	1,661,408
Accelerated Stock Options	1,820,120	1,820,120
Non-Qualified CRISP	—	87,852
Non-Qualified Pension	—	579,803
Benefits Continuation	—	39,925
Death/Disability Benefit	—	7,064
Outplacement	—	30,000
Excise Tax Gross-Up	—	2,849,056

Total	$4,081,528	$11,275,229
Robert F. Sharpe, Jr.
Salary Continuation	—	2,026,849
Annual Incentive Plan	675,000	2,700,000
Performance Shares	1,661,408	1,661,408
Accelerated Stock Options	1,238,760	1,238,760
Non-Qualified CRISP	—	95,732
Non-Qualified Pension	—	3,185,771
Death/Disability Benefit	—	7,064
Outplacement	—	30,000
Excise Tax Gross-Up	—	4,622,170

Total	$3,575,168	$15,567,755

1. As described on page 48, excise tax gross up payments are triggered only when amounts exceed the Section 280G limit by greater than 10%. Mr. Gehring’s amounts do not exceed this limit.

Agreement with Former Executive Officer

On December 31, 2009, the company entered into a Transition and Severance Agreement with Mr. Perez, who ceased to hold executive officer status on October 30, 2009. Mr. Perez agreed to non-competition, non-solicitation, non-disparagement and confidentiality covenants and provided a full release of claims against the company. If Mr. Perez complies with his obligations under the Severance Agreement, he will be entitled to receive the following:

•	two years of cash severance. In the first year, this amount is paid bi-weekly at an annual rate of $300,000, and supplemented with two lump sum payments of $65,000 each. The first lump sum payment was made on July 9, 2010; assuming Mr. Perez’ continued compliance with the covenants in his agreement, the second lump sum payment will be made on or about December 1, 2010. In the second year, his cash severance will be paid bi-weekly at an annual rate of $430,000;

•	payments for COBRA coverage; and

•	outplacement services.

Because he complied with the covenants contained in his agreement through the payout date for awards under the MIP, Mr. Perez became eligible for, and was paid, a cash incentive for fiscal 2010 of $550,400. This amount equated to the overall funding level approved by the Committee for the executive officer MIP.

Under the Severance Agreement, Mr. Perez forfeited all of his outstanding performance shares upon his separation. However, in recognition of his service to and performance with the company, we agreed to amend two of his option awards, effective December 31, 2009, contingent on his compliance with his obligations under the Severance Agreement. Specifically, an option grant for 70,000 shares made on February 14, 2004 with an exercise price of $26.17 per share was amended to extend the exercise period from 90 days after termination of employment to three years after termination of employment. Further, an option grant for 120,000 shares made on July 15, 2009 with an exercise price of $19.05 per share was amended to provide for immediate vesting and exercisability for three years after termination of employment. All other stock options granted to Mr. Perez during his employment ceased to vest as of December 31, 2009 and remained exercisable for 90 days in accordance with their terms.

Proposals for 2011 Annual Meeting

To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received at our principal executive offices no later than the close of business on April 11, 2011.

Our bylaws outline the process for stockholders to follow to nominate a director or present any other business at an Annual Stockholders’ Meeting. Generally, a stockholder must give timely notice to the ConAgra Foods Corporate Secretary. To be timely, that notice for the 2011 annual meeting must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the 2010 annual meeting. However, if the date of the 2010 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, the notice must be received not later than the 90th day prior to the meeting day or the tenth day following public announcement of the meeting date. The bylaws specify the information that must accompany any such stockholder notice. Our proxy card for the 2011 annual meeting will give discretionary authority with respect to all stockholder proposals properly brought before the 2011 annual meeting that are not included in the 2011 annual meeting proxy statement.

Proposals, nominations and inquiries regarding these matters should be addressed to the Corporate Secretary, ConAgra Foods, Inc., One ConAgra Drive, Omaha, Nebraska 68102.

VOTE BY INTERNET — www.proxyvote.com 1. Read the accompanying Proxy Statement and this voting instruction card. 2. Go to Website www.proxyvote.com. 3. Follow the instructions. CONAGRA FOODS, INC. VOTE BY PHONE — 1-800-690-6903 ONE CONAGRA DRIVE 1. Read the accompanying Proxy Statement and this voting instruction card. OMAHA, NE 68102-5001 2. Call toll free 1-800-690-6903. 3. Follow the recorded instructions. VOTE BY MAIL 1. Read the accompanying Proxy Statement and this voting instruction card. 2. Mark, sign and date your voting instruction card. 3. Return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by Phone or Internet, please do not mail this Voting Instruction Card. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M26519-P00506 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED. CONAGRA FOODS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends a vote number(s) of the nominee(s) on the line below. FOR the following: 0 0 0 1. Election of Directors 01) Mogens C. Bay 07) Richard H. Lenny 02) Stephen G. Butler 08) Ruth Ann Marshall 03) Steven F. Goldstone 09) Gary M. Rodkin 04) Joie A. Gregor 10) Andrew J. Schindler 05) Rajive Johri 11) Kenneth E. Stinson 06) W.G. Jurgensen For Against Abstain The Board of Directors recommends a vote FOR the following proposal: 2. Ratify the appointment of Independent Auditor 0 0 0 NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this instruction card. Yes No Please indicate if you plan to attend this meeting. 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ADMISSION TICKET ConAgra Foods 2010 Annual Stockholders’ Meeting Friday, September 24, 2010 1:30 p.m. CT Witherspoon Concert Hall Joslyn Art Museum 2200 Dodge Street Omaha, Nebraska 68102 You must present this admission ticket, along with some form of government-issued photo identification such as a valid driver’s license or passport, in order to gain admittance to the September 24, 2010 Annual Stockholders’ Meeting. This ticket is not transferable and admits only the stockholder(s) listed on the reverse side and one guest. Cameras, recording devices and large packages/containers will not be permitted at the meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com. M26520-P00506 VOTING INSTRUCTION CARD — CONAGRA FOODS, INC. Please vote and sign on reverse side This Proxy is Solicited by the Board of Directors for the September 24, 2010 Annual Meeting of Stockholders As a participant in the ConAgra Foods Retirement Income Savings Plan (the “CRISP”), I hereby direct State Street Bank and Trust Company as Trustee, to vote all shares held in this plan account as I instruct in the instructions listed below. THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF YOU SIGN AND RETURN YOUR INSTRUCTION CARD BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE TRUSTEE WILL VOTE SHARES FOR ITEMS 1 AND 2. If you wish to direct the Trustee by mailing this voting instruction card, please mark the boxes accordingly, sign your name exactly as it appears on this card and mark, date and return it in the enclosed envelope. Information on telephonic and Internet voting is on the reverse side of this voting instruction card. If you are a current or former employee of ConAgra Foods, Inc. and have an interest in CRISP, your proportionate interest as of August 2, 2010 is shown on this voting instruction card and your instructions will provide voting instructions to the Trustee of the plan. If this card is not returned, the Trustee will vote the shares in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received, unless contrary to applicable law. Your telephone or Internet voting instruction authorizes State Street Bank and Trust Company to vote these shares in the same manner as if you marked, signed and returned your voting instruction card. Whether you vote by mail, telephone or via the Internet, your vote must be returned by 11:59 p.m. (ET) on September 21, 2010. Continued and to be signed on reverse side

VOTE BY INTERNET — www.proxyvote.com 1. Read the accompanying Proxy Statement and this proxy card. 2. Go to Website www.proxyvote.com. 3. Follow the instructions. CONAGRA FOODS, INC. VOTE BY PHONE — 1-800-690-6903 ONE CONAGRA DRIVE 1. Read the accompanying Proxy Statement and this proxy card. OMAHA, NE 68102-5001 2. Call toll free 1-800-690-6903. 3. Follow the recorded instructions. VOTE BY MAIL 1. Read the accompanying Proxy Statement and this proxy card. 2. Mark, sign and date your proxy card. 3. Return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by Phone or Internet, please do not mail this Proxy Card. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M26521-P00506 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CONAGRA FOODS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends a vote number(s) of the nominee(s) on the line below. FOR the following: 0 0 0 1. Election of Directors 01) Mogens C. Bay 07) Richard H. Lenny 02) Stephen G. Butler 08) Ruth Ann Marshall 03) Steven F. Goldstone 09) Gary M. Rodkin 04) Joie A. Gregor 10) Andrew J. Schindler 05) Rajive Johri 11) Kenneth E. Stinson 06) W.G. Jurgensen For Against Abstain The Board of Directors recommends a vote FOR the following proposal: 2. Ratify the appointment of Independent Auditor 0 0 0 NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this proxy card. Yes No Please indicate if you plan to attend this meeting. 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ADMISSION TICKET ConAgra Foods 2010 Annual Stockholders’ Meeting Friday, September 24, 2010 1:30 p.m. CT Witherspoon Concert Hall Joslyn Art Museum 2200 Dodge Street Omaha, Nebraska 68102 You must present this admission ticket, along with some form of government-issued photo identification such as a valid driver’s license or passport, in order to gain admittance to the September 24, 2010 Annual Stockholders’ Meeting. This ticket is not transferable and admits only the stockholder(s) listed on the reverse side and one guest. Cameras, recording devices and large packages/containers will not be permitted at the meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com. M26522-P00506 Proxy — CONAGRA FOODS, INC. Please vote and sign on reverse side This Proxy is Solicited by the Board of Directors for the September 24, 2010 Annual Meeting of Stockholders The undersigned appoints each of Steven F. Goldstone and Gary M. Rodkin as proxies, with full power of substitution, to vote all shares of common stock of ConAgra Foods, Inc. that the undersigned would be entitled to vote at the Annual Stockholders’ Meeting and any adjournment thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF YOU SIGN AND RETURN YOUR PROXY BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE PROXIES WILL VOTE THE SHARES FOR ITEMS 1 AND 2, AND AS RECOMMENDED BY THE BOARD OF DIRECTORS UPON SUCH OTHERS MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL STOCKHOLDERS’ MEETING. If you wish to vote by mailing this proxy card, please mark the boxes accordingly. Indicate the date, sign your name exactly as it appears on this card and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such. Information on telephonic and Internet voting is on the reverse side of this proxy card. Your telephone or Internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card. Telephone and Internet voting are available until 11:59 p.m. (ET) on September 23, 2010. Continued and to be signed on reverse side